Exhibit 10.4

GROUND LEASE AGREEMENT

THIS GROUND LEASE AGREEMENT (this “Lease”) is made as of October 19, 2026 (the “Effective Date”), by and between STORE CAPITAL ACQUISITIONS, LLC, a Delaware limited liability company (“Lessor”), whose address is 8377 E. Hartford Drive, Suite 100, Scottsdale, Arizona 85255, and SUNSET GROUND AT MCKINNEY LLC, a Colorado limited liability company (“Lessee”), whose address is 1755 Telstar Drive, Suite 501, Colorado Springs, Colorado 80920. Capitalized terms not defined herein shall have the meanings set forth in Exhibit A hereto.

In consideration of the mutual covenants and agreements herein contained, Lessor and Lessee hereby covenant and agree as follows:

ARTICLE I

Basic Lease Terms

Section 1.01. Property. Collectively: (a) the Land; (b) all Horizontal Improvements now existing or hereafter constructed on, in, under, or serving the Land; (c) all easements, rights-of-way, licenses, privileges, rights, and appurtenances belonging or in any way appertaining to the Land or the Horizontal Improvements; (d) all right, title, and interest of Lessor, if any, in and to any land lying in the bed of any street, road, alley, or right-of-way, open or proposed, abutting or adjoining the Land, and all strips and gores adjoining the Land; (e) all mineral, oil and gas rights, water rights, sewer rights and other utility rights allocated to the Land and held by Lessor, and (f) all reversions and remainders relating to the foregoing.

Section 1.02. Intentionally omitted.

Section 1.03. Intentionally omitted.

Section 1.04. Expiration Date. September 30, 2125.

Section 1.05. Initial Base Annual Rental. $5,700,000, as described in Article IV.

Section 1.06. Rental Adjustment. Two and one-half percent (2.50%) of the Base Annual Rental in effect immediately prior to the applicable Adjustment Date, as described in Section 4.02.

Section 1.07. Adjustment Date. November 1, 2027 and annually on every November 1st thereafter during the Lease Term.

Section 1.08. Intentionally omitted.

Section 1.09. Guarantor. Initially, individually and collectively, (i) J.W. Roth, a married man, and (ii) Venu Holding Corporation, a Colorado corporation.

Section 1.10. Lessee Tax Identification No. 33-2776030.

Section 1.11. Lessor Tax Identification No. 45-2674893.

STORE / Venu Holding Corporation Ground Lease Agreement Venu – McKinney, TX

Section 1.12. Demising Elevation. The surface, wherever located and at whatever actual elevation relative to finished grade, that separates the Horizontal Improvements from the Vertical Improvements, it being agreed that (a) any element whose primary structural function is to support, anchor, or bear the load of a Vertical Improvement – including any foundation, footing, pier, caisson, drilled shaft, grade beam, pile cap, or slab – constitutes a Vertical Improvement and is deemed to lie above the Demising Elevation, and (b) all other site and infrastructure elements constitute Horizontal Improvements and are not deemed to lie above the Demising Elevation. The Demising Elevation is intended solely as an aid in allocating ownership interests under this Lease and shall not be interpreted to create separate ownership of constituent portions of a single integrated building, structure, foundation system, utility system, parking structure, retaining structure, or other improvement.

Section 1.13. Horizontal Improvements. All site and infrastructure improvements to or serving the Land that do not extend vertically above the Demising Elevation to form enclosed, roofed, or occupiable structures, including without limitation: grading, earthwork, excavation, compacted fill, storm-water drainage and landscaping.

Section 1.14. Vertical Improvements. All buildings, structures, and improvements that extend vertically above the Demising Elevation, including without limitation the amphitheater stage, stage house, and back-of-house structures; the seating bowl and all seating structures; canopy, shade, and roof structures; towers and rigging structures; concession, restroom, box-office, hospitality, and administration buildings; and all structural framing, walls, and roofs thereof, together with all fixtures, trade fixtures, equipment, and building systems affixed to or primarily serving any of the foregoing.

ARTICLE II

Lease of PropertY

Section 2.01. Lease. In consideration of Lessee’s payment of the Rental and other Monetary Obligations and Lessee’s performance of all other obligations hereunder, Lessor hereby leases to Lessee, and Lessee hereby takes and hires, the Property, “AS IS” and “WHERE IS” without representation or warranty by Lessor, and subject to the existing state of title, the parties in possession, any statement of facts which an accurate survey or physical inspection might reveal, and all Legal Requirements now or hereafter in effect.

Section 2.02. Quiet Enjoyment. So long as Lessee shall pay the Rental and other Monetary Obligations provided in this Lease and shall keep and perform all of the terms, covenants and conditions on its part contained herein and subject to the rights of Lessor under Section 12.02, Lessee shall have, subject to the terms and conditions set forth herein, the right to the peaceful and quiet enjoyment and occupancy of the Property.

ARTICLE III

Lease Term

Section 3.01. Term. The term of this Lease (“Lease Term”) shall commence as of the Effective Date and shall expire at midnight on September 30, 2125, unless terminated sooner as provided in this Lease and as may be extended as provided herein.

STORE / Venu Holding Corporation Ground Lease Agreement Venu – McKinney, TX 2

Section 3.02. Personalty. During the Lease Term, subject to applicable Laws, Lessee may, at Lessee’s expense, place or install such Personalty on the Property as may be needed for the conduct of Lessee’s business. All personalty that are fixtures shall be deemed to be appurtenant to and part of the Property.

Section 3.03. Removal of Personalty. Except as herein otherwise expressly provided in this Lease, Lessee shall surrender and deliver up the Property and all Personalty to Lessor at the expiration or other termination of this Lease or of Lessee’s right to possession hereunder, without fraud or delay (a) in same condition as exists on the Effective Date or on which construction is completed (as applicable), ordinary wear and tear resulting from proper use thereof excepted, (b) in such operating condition as is capable of performing its originally intended use, (c) having been used, operated, serviced and repaired in accordance with the terms of this Lease and the terms of manufacturer’s instructions, and (d) free and clear of all liens and encumbrances, and without any payment or allowance whatsoever by Lessor on account of the improvements or any other improvements made by Lessee, except as otherwise specifically set forth herein. The improvements and all other structures and improvements made by Lessee upon the Property and Lessee’s Personalty which cannot be removed without causing damage to the improvements or the Property shall automatically become the property of Lessor upon such expiration or termination. Notwithstanding the provisions of this Section, within ten (10) days following the expiration or other termination of this Lease or of Lessee’s right to possession hereunder, Lessee shall remove all or so much of Lessee’s personal property as specified by Lessor from the Property. Lessee shall pay or cause to be paid to Lessor the costs of repairing or restoring any injury or damage to the Property arising from such removal so as to return the Property to the condition thereof that existed (or was required to exist) immediately prior to such removal. Such costs shall be Additional Rental and shall be deemed due and payable as of the date on which surrender by Lessee is required under this Lease. Any Personalty of Lessee which shall remain in or upon the Property after Lessee has surrendered possession of the Property shall be deemed to have been abandoned by Lessee, and at the option of Lessor, such property: (a) shall be retained by Lessor as its property; (b) shall be disposed of by Lessor in such manner as Lessor shall determine, without accountability to any person; or (c) shall be promptly removed by Lessee at Lessee’s expense upon written request from Lessor. Lessor shall not be responsible for any loss or damage occurring to any property owned by Lessee. Notwithstanding such automatic vesting of title, Lessee shall execute and deliver such appropriate deed or bill of sale in recordable form evidencing such title transfer at Lessor’s request. If Lessee fails to surrender the Property upon the expiration or termination of this Lease in a timely manner and in accordance with the provisions of this Lease, in addition to any other liabilities to Lessor accruing therefrom, Lessee shall defend, indemnify and hold Lessor, its principals, officers, directors, agents, and employees harmless from loss or liability resulting from such failure, including, without limiting the generality of the foregoing, loss of rental with respect to any new lease in which the rental payable thereunder exceeds the Rental collected by Lessor pursuant to this Lease during Lessee’s hold-over and any claims by any proposed new Lessee founded on Lessee’s failure to surrender the Property. The provisions of this paragraph shall survive the expiration or termination of this Lease.

Section 3.04. Fee Estate and Leasehold Improvements. Throughout the Lease Term, Lessor is and shall remain the owner of the fee simple title to the Property. Subject to the terms of this Lease, Lessee shall have and enjoy a leasehold estate in the Property during the Lease Term together with all rights reasonably necessary for the use, operation, occupancy, maintenance, repair, alteration, redevelopment and enjoyment of the Property as contemplated herein.

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Section 3.05. Ownership and Use of Improvements During Lease Term. During the Lease Term, Lessee shall have the exclusive right, at its sole cost and expense and subject to the terms of this Lease, to possess, use, operate, maintain, repair, alter, replace, renovate, reconstruct and improve the Vertical Improvements now or hereafter located upon the Property. Notwithstanding any provision of this Lease to the contrary, (i) Lessor shall at all times be the fee simple owner of the Land and all Horizontal Improvements located thereon, and (ii) Lessee is and shall remain the fee simple owner of all Vertical Improvements located upon the Property throughout the Lease Term, subject to Lessee’s obligation to convey the Vertical Improvements to Lessor upon expiration or termination of this Lease as described in Section 3.07 (except upon a closing under the purchase option set forth in Exhibit E). Lessee’s fee simple ownership interest in the Vertical Improvements constitutes a separate real property estate from Lessor’s fee simple ownership interest in the Land and Horizontal Improvements. Lessee shall have the right, at Lessee’s sole cost and expense, to (a) cause the Vertical Improvements to be assessed as a separate tax parcel from the Land and Horizontal Improvements, (b) subject both Lessee’s leasehold estate under this Lease and Lessee’s fee simple ownership interest in the Vertical Improvements, collectively and not separately, to a Leasehold Mortgage in accordance with Section 13.07, and (c) otherwise treat, operate, maintain, insure and account for the Vertical Improvements as a separate estate, in each case without Lessor’s consent; provided, however, that no such action shall (x) create any lien upon or encumbrance against Lessor’s fee estate in the Land or the Horizontal Improvements, (y) result in the transfer of Lessee’s ownership interest in the Vertical Improvements separately from Lessee’s leasehold estate under this Lease, including upon any foreclosure, deed or assignment in lieu of foreclosure or other exercise of remedies under a Leasehold Mortgage, or (z) adversely affect any Lender’s rights or security.

Section 3.06. Parties’ Intent Regarding Ownership Allocation. The Parties acknowledge that the Property and the Vertical Improvements are currently under construction and that existing and future grades, elevations, and topography may vary across the Property and may change from time to time. The purpose of this Lease is not to divide ownership solely upon the basis of a fixed horizontal elevation. Instead, the Parties expressly intend that ownership of the Property, the Horizontal Improvements, the Vertical Improvements, and the Tenant Interest be allocated in a manner that preserves unified ownership and control of integrated improvements and gives effect to the ownership structure established by this Lease. This Lease shall be interpreted and enforced to avoid unintended fragmentation of ownership of any structure, foundation system, utility system, parking structure, retaining structure, drainage facility, structural support system, or other integrated improvement.

Section 3.07. Transfer of Improvements Upon Expiration or Termination. Except upon a closing under the purchase option set forth in Exhibit E, upon the expiration of the Lease Term or the earlier termination of this Lease: (a) all Horizontal Improvements then located upon the Property shall remain the property of Lessor; and (b) Lessee shall execute any reasonable documentation, including without limitation a special warranty deed, to confirm the conveyance by Lessee to Lessor of all Vertical Improvements then located upon the Property, without payment of any consideration therefor, free and clear of any liens, claims, encumbrances and interests created by, through or under Lessee, except as otherwise expressly permitted by this Lease. For the avoidance of doubt, the conveyance of Vertical Improvements described in clause (b) shall occur automatically without the necessity of any further act by either party. At the time of such conveyance, the Vertical Improvements shall be conveyed free and clear of all liens, security interests, deeds of trust, collateral assignments and other encumbrances created by, through or under Lessee or any Recognized Mortgagee. Concurrently with any conveyance of the Vertical Improvements to Lessor, Lessee shall also assign to Lessor all guaranties and warranties then in effect with respect to the Vertical Improvements, if and only to the extent the same may be assigned or quitclaimed by Lessee without expense to Lessee. Upon such expiration or earlier termination (other than by reason of a closing under Exhibit E), no Person shall retain any separate ownership interest in the Vertical Improvements apart from ownership of the Property.

STORE / Venu Holding Corporation Ground Lease Agreement Venu – McKinney, TX 4

Section 3.08. No Compensation for Improvements. Except upon a closing under the purchase option set forth in Exhibit E, neither Lessee nor any Person claiming through Lessee shall be entitled to receive any payment, reimbursement or compensation from Lessor by reason of the expiration or termination of this Lease or the conveyance to or vesting in Lessor of any buildings, structures or improvements located on the Property.

Section 3.09. Ownership Clarification. The Demising Elevation and any survey references contained in this Lease are intended as interpretive aids and shall not override the Parties’ expressed ownership allocation. If any description, elevation reference, survey reference, exhibit, legal description, or boundary is determined to conflict with the Parties’ intent concerning ownership of the Property, the Horizontal Improvements, the Vertical Improvements, or the Tenant Interest, the Parties’ intent shall control and such description shall be interpreted, reformed, and enforced accordingly. Any ambiguity shall be resolved in favor of preserving the ownership allocation described in this Lease and against creating any unintended severances, gaps, overlaps, or fragmented ownership interests; provided, however, that no reformation, reinterpretation, or modification of any legal description, elevation reference, survey reference, exhibit, or boundary that effects or could affect the scope of MEDC’s lien or collateral interest in the Tenant Interest (as defined in the Recognition Agreement) shall be effective without the prior written consent of MEDC, which may be withheld in MEDC’s sole and absolute discretion.

ARTICLE IV

Rental and Other Monetary Obligations

Section 4.01. Base Monthly Rental. During the Lease Term, on or before the first day of each calendar month, Lessee shall pay in advance the Base Monthly Rental then in effect. If the Effective Date is a date other than the first day of the month, Lessee shall pay to Lessor on the Effective Date the Base Monthly Rental prorated by multiplying the Base Monthly Rental by a fraction, the numerator of which is the number of days remaining in the month (including the Effective Date) for which Rental is being paid, and the denominator of which is the total number of days in such month.

Section 4.02. Adjustments. During the Lease Term, on the first Adjustment Date and on each Adjustment Date thereafter, the Base Annual Rental shall increase by an amount equal to the Rental Adjustment; provided, however, that in no event shall Base Annual Rental be reduced as a result of the application of the Rental Adjustment.

Section 4.03. Additional Rental. Lessee shall pay and discharge, as additional rental (“Additional Rental”), all sums of money required to be paid by Lessee under this Lease which are not specifically referred to as Rental. Lessee shall pay and discharge any Additional Rental when the same shall become due, provided that amounts which are billed to Lessor or any third party, but not to Lessee, shall be paid within fifteen (15) days after Lessor’s demand for payment thereof or, if earlier, when the same are due. In no event shall Lessee be required to pay to Lessor any item of Additional Rental that Lessee is obligated to pay and has paid to any third party pursuant to any provision of this Lease.

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Section 4.04. Rentals to be Net to Lessor. The Base Annual Rental payable hereunder shall be net to Lessor, so that this Lease shall yield to Lessor the Rentals specified during the Lease Term, and all Costs and obligations of every kind and nature whatsoever relating to the Property shall be performed and paid by Lessee. Lessee shall perform all of its obligations under this Lease at its sole cost and expense. All Rental and other Monetary Obligations which Lessee is required to pay hereunder shall be the unconditional obligation of Lessee and shall be payable in full when due and payable, without notice or demand, and without any setoff, abatement, deferment, deduction or counterclaim whatsoever.

Section 4.05. Payment of Rental. Lessee shall pay all Rental to Lessor by wire transfer of immediately available funds; provided that Lessor shall have furnished to Lessee written wire transfer instructions and confirmed the same; or, in each case, by such other means of payment as the parties may mutually agree in writing.

Section 4.06. Late Charges; Default Interest. Any delinquent payment shall, in addition to any other remedy of Lessor, incur a late charge of five percent (5%) (which late charge is intended to compensate Lessor for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the Default Rate, such interest to be computed from and including the date such payment was due through and including the date of the payment; provided, however, in no event shall Lessee be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect.

Section 4.07. HOLDOVER. IF LESSEE REMAINS IN POSSESSION OF THE PROPERTY AFTER THE EXPIRATION OF THE TERM HEREOF, LESSEE, AT LESSOR’S OPTION AND WITHIN LESSOR’S SOLE DISCRETION, MAY BE DEEMED A TENANT ON A MONTH-TO-MONTH BASIS AND SHALL CONTINUE TO PAY RENTALS AND OTHER MONETARY OBLIGATIONS IN THE AMOUNTS HEREIN PROVIDED, EXCEPT THAT THE BASE MONTHLY RENTAL SHALL BE AUTOMATICALLY INCREASED TO ONE HUNDRED FIFTY PERCENT (150%) OF THE LAST BASE MONTHLY RENTAL PAYABLE UNDER THIS LEASE, AND LESSEE SHALL COMPLY WITH ALL THE TERMS OF THIS LEASE; PROVIDED THAT NOTHING HEREIN NOR THE ACCEPTANCE OF RENTAL BY LESSOR SHALL BE DEEMED A CONSENT TO SUCH HOLDING OVER. LESSEE SHALL DEFEND, INDEMNIFY, PROTECT AND HOLD THE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL LOSSES RESULTING FROM LESSEE’S FAILURE TO SURRENDER POSSESSION UPON THE EXPIRATION OF THE LEASE TERM, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS MADE BY ANY SUCCEEDING LESSEE.

Section 4.08. Guaranty. On or before the execution of this Lease, Lessee shall cause Guarantor to execute and deliver to Lessor the Guaranty.

Section 4.09. Prepaid Rent.

(a) Lessee has paid Lessor upon the delivery of this Lease the sum of $3,050,000 (the “Prepaid Rent”), being an amount equal to six (6) months of Base Monthly Rental at the initial Base Annual Rental, as payment in advance of the first six (6) consecutive monthly installments of Base Monthly Rental becoming due under Section 4.01 after the Effective Date (excluding any prorated installment payable on the Effective Date under Section 4.01) (the period covered by such installments, the “Prepaid Rent Period”). The Prepaid Rent shall be fully earned by Lessor upon receipt and shall not be refundable to Lessee or any Guarantor. Lessor shall not be required to hold the Prepaid Rent in a separate account, and Lessee shall not be entitled to any interest on the Prepaid Rent.

STORE / Venu Holding Corporation Ground Lease Agreement Venu – McKinney, TX 6

(b) On the due date of each installment of Base Monthly Rental during the Prepaid Rent Period, Lessor shall, without notice or demand, apply one-sixth (1/6) of the Prepaid Rent to such installment, and each such installment shall be deemed paid in full when due for all purposes of this Lease, the Guaranty, the Recognition Agreement, and the other Transaction Documents to the extent of the Prepaid Rent so applied, and shall not be asserted by Lessor as unpaid or in default under this Lease, the Guaranty, the Recognition Agreement, or for purposes of section 23.1.1 of the City Development Agreement. If any Adjustment Date occurs during the Prepaid Rent Period, the Prepaid Rent shall be credited only against Base Monthly Rental at the initial Base Annual Rental, and Lessee shall pay to Lessor, on the due date of each installment of Base Monthly Rental within the Prepaid Rent Period occurring on or after such Adjustment Date, the amount by which the Base Monthly Rental then in effect exceeds the portion of the Prepaid Rent applied to such installment. Notwithstanding Section 12.02(h) or any other provision of this Lease, Lessor shall not apply the Prepaid Rent to any obligation other than the installments of Base Monthly Rental for the Prepaid Rent Period.

(c) Sections 4.09(a) and (b) shall apply notwithstanding (i) any Insolvency Event affecting Lessee or any Guarantor, to the fullest extent permitted by applicable Law, (ii) any vacation or abandonment of the Property by Lessee, (iii) whether or not Completion has occurred, or (iv) the existence of any other default or Event of Default.

(d) The first date on which a failure by Lessee to pay any Rental or other Monetary Obligation (other than any installment of Base Monthly Rental, or portion thereof, satisfied by application of the Prepaid Rent pursuant to Section 4.09(b)) constitutes an Event of Default under Section 12.01(b) or (c) is the “Payment Default Date.” From and after the Payment Default Date, such failure, and each subsequent failure to pay Rental or any other Monetary Obligation, shall be governed by Section 4.10.

(e) In case of a sale, assignment or other transfer of Lessor’s fee interest in the Land and the Horizontal Improvements and Lessor’s interest as lessor under this Lease, or any cessation of Lessor’s interest therein, whether in whole or in part (each, a “Lessor Transfer”), Lessor may pay over to the transferee the portion of the Prepaid Rent allocable to any then-unexpired portion of the Prepaid Rent Period, and from and after such payment and such transferee’s written assumption of Lessor’s obligations under this Section 4.09, Lessor shall be relieved of all liability with respect thereto. Any such transferee, and any Successor Lessor, shall take and hold its interest subject to, and shall be bound by, all terms of this Section 4.09, and shall credit the Prepaid Rent against the installments of Base Monthly Rental for any then-unexpired portion of the Prepaid Rent Period, whether or not such transferee or Successor Lessor actually receives any portion of the Prepaid Rent. The provisions of this Section 4.09(e) shall apply to every subsequent Lessor Transfer.

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(f) The Prepaid Rent shall not be deemed a security deposit or a limitation on or measure of Lessor’s damages, and, subject to Section 4.10, nothing in this Section 4.09 shall limit Lessor’s rights and remedies with respect to any failure to pay Rental or any other Monetary Obligation not satisfied by application of the Prepaid Rent.

Section 4.10. Standstill Deposit.

(a) Concurrently with the delivery of this Lease, Lessee shall deposit with Lessor the sum of $3,050,000 (the “Standstill Deposit”), being an amount equal to the sum of (i) six (6) months of Base Monthly Rental at the initial Base Annual Rental (i.e., $2,850,000), plus (ii) six (6) months of Real Estate Taxes and premiums for the property insurance required to be maintained by Lessee under Section 6.03, based on the most recent tax bills and insurance premiums available as of the Effective Date (i.e., $200,000). On each Adjustment Date, Lessee shall deposit with Lessor such additional amount as is necessary so that the portion of the Standstill Deposit described in clause (i) equals six (6) months of Base Monthly Rental then in effect. The Standstill Deposit is separate from, and in addition to, the Prepaid Rent.

(b) The Standstill Deposit is intended to be, and shall be, the same deposit referred to as the “Standstill Deposit” in the Recognition Agreement, and the delivery of the Standstill Deposit under this Section 4.10 shall satisfy, and shall not be in addition to, any obligation of Lessee, Venu Holding Corporation or any other Person to deliver the “Standstill Deposit” under the Recognition Agreement. As used in this Lease, (i) “Standstill Period” has the meaning given to such term in the Recognition Agreement, and (ii) “Standstill Obligations” means (A) any Rental or other Monetary Obligation the failure to pay which gave rise to the Payment Default Date, to the extent remaining unpaid on the Payment Default Date, and (B) each installment of Base Monthly Rental, Real Estate Taxes, premiums for the property insurance required under Section 6.03 and any other Monetary Obligation payable to Lessor first becoming due during the Standstill Period, in each case to the extent not paid by Lessee when due. This Section 4.10 governs the funding, holding, application and return of the Standstill Deposit as between Lessor, Lessee and each Guarantor, and in the event of any conflict between this Section 4.10 and the Recognition Agreement with respect to such matters, this Section 4.10 shall control as between Lessor, Lessee and each Guarantor; provided, however, that nothing in this Section 4.10 shall limit, modify or supersede any right of the City Parties under the Recognition Agreement.

(c) From and after the Payment Default Date, Lessor may, in its sole discretion, apply the Standstill Deposit to any Monetary Obligation then due and owing under this Lease. During the Standstill Period, however, Lessor shall apply the Standstill Deposit to each Standstill Obligation as provided herein. Lessor shall not draw upon the Standstill Deposit, or deliver to McKinney Economic Development Corporation (“MEDC”) or any other City Party any notice of default, notice of a Trigger Event (as defined in the Recognition Agreement) or the notice that commences the Standstill Period, before the Payment Default Date. If, following the Payment Default Date, Lessor intends to exercise any remedy against Lessee, any Guarantor or the Tenant Interest, Lessor shall deliver to MEDC the written notice that commences the Standstill Period under the Recognition Agreement, with a copy to Lessee and each Guarantor, within five (5) days after the Payment Default Date, so that the Standstill Period commences promptly following the Payment Default Date, and Lessor shall not exercise any such remedy (other than application of the Standstill Deposit as provided in this Section 4.10) before the Standstill Period has commenced and the Standstill Deposit has been applied to the Standstill Obligations as required by this Section 4.10. Notwithstanding the foregoing, Lessor shall forbear from delivering the notice commencing the Standstill Period with respect to any Event of Default arising under Section 12.01(k) by reason of the Owner Default to which the Guarantor Cure Period applies; such forbearance shall continue during the Guarantor Cure Period, for so long as (i) all monetary obligations under this Lease are continuously satisfied in accordance with the terms hereof and (ii) all insurance requirements under this Lease are continuously satisfied in accordance with the terms hereof; provided that STORE may discontinue such forbearance and deliver the notice commencing the Standstill Period upon any failure to satisfy either of the foregoing conditions, and to the extent STORE discontinues such forbearance, the Guarantor Cure Period shall automatically terminate contemporaneously as of the date and time of such STORE forbearance discontinuance as to the City Parties and DA Guarantors.

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(d) During the Standstill Period, Lessor shall apply the Standstill Deposit to each Standstill Obligation on its due date and, upon commencement of the Standstill Period, to the Standstill Obligation described in clause (A) of Section 4.10(b), without notice or demand, and shall promptly notify Lessee (with a copy to each Guarantor) of each application and the remaining balance of the Standstill Deposit. Each Standstill Obligation satisfied in full by application of the Standstill Deposit shall be deemed paid when due and discharged in full for all purposes of this Lease and the other Transaction Documents, shall not accrue a late charge or interest at the Default Rate under Section 4.06, and shall not be asserted as a default or Event of Default under, or demanded from Lessee or any Guarantor pursuant to, this Lease, the Guaranty or any other Transaction Document. Lessor shall not demand payment under the Guaranty of any Standstill Obligation except to the extent the Standstill Deposit is insufficient to satisfy such Standstill Obligation, and Lessor shall have no right to recover any Standstill Obligation from any City Party

(e) During the Standstill Period, Lessor shall not terminate this Lease, exercise its reversionary interest in the Vertical Improvements or take any other action that would extinguish the Tenant Interest, except as permitted by the Recognition Agreement. Notwithstanding Section 12.02(h) or any other provision of this Lease, Lessor shall not set off, apply or retain the Standstill Deposit against any amount other than Standstill Obligations. Lessor shall account for the Standstill Deposit separately from any Reserve under Section 6.04. During the Guarantor Cure Period, Tenant shall have no right to access, withdraw, apply or otherwise use any portion of the Standstill Deposit or any Prepaid Rent.

(f) Any unapplied balance of the Standstill Deposit shall be returned to Lessee (or to such other Person that funded the Standstill Deposit, as Lessee may direct in writing) within thirty (30) days after the later of (i) the issuance by the applicable governmental authority of a temporary certificate of occupancy (or comparable approval) authorizing the occupancy and use of the Initial Improvements for their intended purpose, and (ii) the release of MEDC’s lien on the Tenant Interest under the Recognition Agreement upon forgiveness, payment, or satisfaction of the MEDC Note (as defined in the Recognition Agreement); provided, however, that if a Standstill Period is then continuing, such return shall occur within thirty (30) days after the expiration or earlier termination of such Standstill Period, and Lessor may first apply such balance to any Standstill Obligation then due and unpaid; and provided further, however, that no portion of the Standstill Deposit shall be required to be returned while any Event of Default is then continuing.

(g) Lessee shall not be entitled to any interest on the Standstill Deposit except as otherwise required by applicable Law. The Standstill Deposit shall not be deemed prepaid Rental or a limitation on or measure of Lessor’s damages. In the absence of evidence satisfactory to Lessor of an assignment of the right to receive the Standstill Deposit, or the remaining balance thereof, Lessor may return the Standstill Deposit to the original Lessee, regardless of one or more assignments of this Lease. Upon a Lessor Transfer, Lessor may pay over any unapplied balance of the Standstill Deposit to the transferee, and from and after such payment and such transferee’s written assumption of Lessor’s obligations under this Section 4.10, Lessor shall be relieved of all liability with respect thereto. Any such transferee, and any Successor Lessor, shall take and hold its interest subject to, and shall be bound by, this Section 4.10, including the obligation to apply the Standstill Deposit under Section 4.10(d), whether or not such transferee or Successor Lessor actually receives the Standstill Deposit. The provisions of this Section 4.10(g) shall apply to every subsequent Lessor Transfer.

(h) Notwithstanding anything to the contrary in this Lease, the Guaranty or any other Transaction Document, Lessor shall not make any demand upon, commence any action or proceeding against, or otherwise seek to recover any Rental or other Monetary Obligation from, any Guarantor under the Guaranty unless and until (i) with respect to any installment of Base Monthly Rental for the Prepaid Rent Period, the Prepaid Rent has been applied thereto in accordance with Section 4.09, and (ii) with respect to any Standstill Obligation, the Standstill Deposit has been applied to such Standstill Obligation to the extent required by this Section 4.10. Lessor shall give each Guarantor written notice of any deficiency remaining after the required application of the Prepaid Rent or Standstill Deposit, as applicable, together with a reasonably detailed statement of the Monetary Obligations then remaining unpaid, and no Guarantor shall be required to make any payment under the Guaranty earlier than ten (10) days after receipt of such notice. Any payment or performance by a Guarantor of any obligation of Lessee shall be accepted by Lessor as if made by Lessee and shall cure the applicable default to the same extent. Satisfaction of the Owner Default by J.W. Roth or Kevin O’Neil, as DA Guarantors under the City Development Agreement, shall cure the corresponding Event of Default under Section 12.01(k) to the same extent as if performed by Lessee. This Section 4.10(h) is for the express benefit of each Guarantor, may be enforced directly by each Guarantor, and shall be deemed incorporated into and to modify the Guaranty.

Section 4.11. Subordination to Development Agreement and Recognition Agreement. This Lease and all rights of the parties hereunder are, and shall at all times be and remain, subject and subordinate to: (a) the City Development Agreement solely to the extent expressly provided in the Recognition Agreement, and (b) the Recognition Agreement. In the event of any conflict between this Lease and the Recognition Agreement, the Recognition Agreement shall control to the extent expressly provided therein. This Section 4.11 is intended to preserve the priority framework reflected in the Recognition Agreement, and not to permit the City Development Agreement to override the rights and protections specifically negotiated by the parties in this Lease, including those set forth in Sections 4.09 and 4.10. This subordination is self-operative and no further instrument of subordination shall be required, provided that the parties shall execute and deliver such additional instruments as the McKinney Economic Development Corporation may reasonably request to confirm this subordination of record.

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ARTICLE V

Representations and Warranties of Lessee

The representations and warranties of Lessee contained in this Article V are being made to induce Lessor to enter into this Lease, and Lessor has relied, and will continue to rely, upon such representations and warranties. Lessee represents and warrants to Lessor as follows:

Section 5.01. Organization, Authority and Status of Lessee. Lessee has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign limited liability company to do business in any jurisdiction where such qualification is required. All necessary company and appropriate action has been taken to authorize the execution, delivery and performance by Lessee of this Lease and of the other documents, instruments and agreements provided for herein. Lessee is not, and if Lessee is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Lessee is duly authorized to do so.

Section 5.02. Enforceability. This Lease constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms.

Section 5.03. Litigation. There are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving any Lessee Entity or the Property before any court, arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.

Section 5.04. Absence of Breaches or Defaults. Lessee is not in default under any document, instrument or agreement to which Lessee is a party or by which Lessee, the Property or any of Lessee’s property is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Lessee is a party or by which Lessee, the Property or any of Lessee’s property is subject or bound.

Section 5.05. Compliance with OFAC Laws. None of the Lessee Entities, and no individual or entity owning directly or indirectly any interest in any of the Lessee Entities, is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws or is otherwise in violation of any of the OFAC Laws; provided, however, that the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

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Section 5.06. Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Lessee or any Lessee Entity. Lessee does not have unreasonably small capital to conduct its business.

Section 5.07. Ownership. To the best of Lessee’s knowledge, none of (i) Lessee, (ii) any Affiliate of Lessee, or (iii) any Person owning ten percent (10%) or more of Lessee, owns, directly or indirectly, ten percent (10%) or more of the total voting power or total value of capital stock in STORE Capital LLC.

Section 5.08. City Development Agreement; Grants; Incentives. The City Development Agreement and Recognition Agreement delivered to Lessor constitute all material agreements with the City Parties relating to the Project except as disclosed to Lessor in writing.

Section 5.09. Initial Improvements. With respect to the Initial Improvements, (i) Lessee represents that all the Contract Documents and Initial Improvements Plans and Specifications (collectively, the “Design”) have been approved by Lessee, that all construction of improvements are and shall be constructed and maintained in strict accordance with Design and applicable law and, to the extent required by applicable law, ordinance, building codes, and/or any effective restrictive covenant, respectively, each Governmental Authority and the beneficiaries of each such covenant respectively, (ii) the design, layout, as built construction and anticipated use of the Initial Improvements complies with or will comply with, by the Completion Date, all applicable zoning ordinances, regulations (including, without limitation, wetlands regulations) and restrictive covenants affecting the Property and all other Requirements of Governmental Authority and all requirements for such use have been or will have been satisfied by the Completion Date, (iii) Lessee has obtained all licenses, permits, authorizations, consents and approvals from Governmental Authorities, sureties and/or other third parties necessary to commence construction of the Initial Improvements, such licenses, permits, authorizations and consents are in full force and effect and will be maintained in full force and effect throughout construction of the Initial Improvements, and Lessee has no reason to believe that all licenses, permits, certifications and approvals with respect to the Initial Improvements to be issued subsequent to the Effective Date will not be issued in the ordinary course of business, (iv) the Property has adequate rights of access to public ways and all water (including domestic potable water), sanitary sewer and storm drain facilities, (v) all public utilities necessary or convenient for the full use and enjoyment of the Property shall be located in the public right-of-way abutting the Property or permanent easements acceptable to Lessor, and if not now connected, the same shall be connected so as to serve the Property prior to the Completion Date without passing over other property or shall be within easements which are acceptable to Lessor, and (vi) all roads necessary for the full utilization of the Property for its intended purposes have either been completed or the necessary rights of way therefor have either been acquired by the appropriate Governmental Authority or have been dedicated to public use and accepted by said Governmental Authorities, and all necessary steps have been taken by Lessee and all Governmental Authorities to assure the complete construction and installation thereof prior to the Completion Date.

Section 5.10. Aikman Club. Lessee represents that (a) there are no material documents or agreements, written or oral, relating to the Aikman Club other than those provided to Lessor, (b) all memberships sold before the Effective Date were sold pursuant to the form of membership agreement provided to Lessor without material modification to the membership terms thereof, and (c) all proceeds received in connection with Aikman Club memberships have been attributed to or used for the benefit of Lessee. Lessee shall cause all future Aikman Club memberships to be sold pursuant to the form of membership agreement provided to Lessor, without material modification to the membership terms thereof unless Lessor otherwise consents in writing.

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Section 5.11. Firepit Suites. Lessee represents that there are no material documents or agreements, written or oral, relating to the ownership or use of the firepit suites except those disclosed to Lessor. Lessee shall not grant, and shall not permit another Person to grant, rights to use the firepit suites except pursuant to (a) Class B Units or Class C Units issued pursuant to the operating agreement and offering documents provided to Lessor, (b) event-specific ticket sales, (c) bona fide sponsorship agreements entered into for value, or (d) the FireSuite Lease Agreement between Lessee (or an Affiliate of Lessee) and a City Party entered into pursuant to the City Development Agreement. No such arrangement shall grant a lien upon or real-property interest in the Property, the Horizontal Improvements or the Vertical Improvements.

ARTICLE VI

Taxes and Assessments; UTILITIES; INSURANCE; BONDING

Section 6.01. Taxes.

(a) Payment. Subject to the provisions of Section 6.01(b) below, Lessee shall pay, prior to the earlier of delinquency or the accrual of interest on the unpaid balance, or reimburse Lessor to the extent paid by Lessor, all taxes and assessments of every type or nature assessed against or imposed upon the Property, Lessee or Lessor during the Lease Term related to or arising out of this Lease and the activities of the parties hereunder, including without limitation, (i) all taxes or assessments upon the Property or any part thereof and upon any personal property, trade fixtures and improvements located on the Property, whether belonging to Lessor or Lessee, or any tax or charge levied in lieu of such taxes and assessments; (ii) all taxes, charges, license fees and or similar fees imposed by reason of the use of the Property by Lessee; (iii) all excise, franchise, transaction, privilege, license, sales, use and other taxes upon the Rental or other Monetary Obligations hereunder, the leasehold estate of either party or the activities of either party pursuant to this Lease; and (iv) all franchise, capital stock, capital levy, privilege or similar taxes of Lessor calculated on the value of the Property or on the amount of capital apportioned to the Property. Notwithstanding anything in clauses (i) through (iv) to the contrary, Lessee shall not be obligated to pay or reimburse Lessor for any taxes based on the net income of Lessor.

(b) Reimbursement. With regard to the taxes due under Section 6.01(a)(iv), Lessor will pay all amounts directly to the applicable taxing jurisdiction prior to the due date and notify Lessee of its share of the taxes during the year following the calendar year to which the tax relates, at which time the obligation will be immediately due and payable to Lessor.

(c) Right to Contest. Within thirty (30) days after each tax and assessment payment is required by this Section 6.01 to be paid, Lessee shall provide Lessor with evidence reasonably satisfactory to Lessor that taxes and assessments have been timely paid by Lessee. In the event Lessor receives a tax bill, Lessor shall use commercially reasonable efforts to forward said bill to Lessee within fifteen (15) days of Lessor’s receipt thereof. Lessee may, at its own expense, contest or cause to be contested (in the case of any item involving more than $10,000, after prior written notice to Lessor, which shall be given within fifteen (15) days of Lessee’s determination to contest any matter as permitted herein), by appropriate legal proceedings conducted in good faith and with due diligence, any above-described item or lien with respect thereto, provided that (i) neither the Property nor any interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings; (ii) no Event of Default has occurred and is continuing; (iii) if and to the extent required by the applicable taxing authority and/or Lessor, Lessee posts a bond or takes other steps acceptable to such taxing authority and/or Lessor that removes such lien or stays enforcement thereof; (iv) Lessee shall promptly provide Lessor with copies of all notices received or delivered by Lessee and filings made by Lessee in connection with such proceeding; and (v) upon termination of such proceedings, it shall be the obligation of Lessee to pay the amount of any such tax and assessment or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including attorneys’ fees and disbursements), interest, penalties or other liabilities in connection therewith. Lessor shall at the request of Lessee, execute or join in the execution of any instruments or documents necessary in connection with such contest or proceedings, but Lessor shall incur no cost or obligation thereby.

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Section 6.02. Utilities. Lessee shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Property during the Lease Term. Under no circumstances shall Lessor be responsible for any interruption of any utility service.

Section 6.03. Insurance.

(a) Coverage. Throughout the Lease Term, Lessee shall maintain and shall cause the lessee under the Operations Lease and any other Person responsible for the operation or management of all or any material portion of the Property either to maintain or to be covered as an additional insured under Lessee’s policies and/or cause to be maintained, with respect to the Property, at its sole expense, the following types and amounts of insurance reasonably acceptable to Lessor, in addition to such other insurance as Lessor may reasonably require from time to time:

(i) Builder’s risk insurance written on a completed value, non-reporting, “all risk” or “special form” basis covering the Initial Improvements and any subsequent construction, alteration, restoration or repair at the Property, in an amount not less than one hundred percent (100%) of the completed value of the work, and including coverage for (A) materials and equipment stored off site and in transit, (B) Soft Costs, (C) delay in opening and loss of rental value payable to Lessor for a period of not less than twelve (12) months following the projected date of completion, (D) flood and earthquake to the extent required under Section 6.03(a)(ii) below, (E) named windstorm and hail, (F) testing, start-up and commissioning, including both cold and hot testing, (G) ordinance or law, and (H) debris removal and expediting expenses. Such insurance shall name Lessor and any Lender designated by Lessor as additional named insureds and loss payees, as their interests may appear, and shall be maintained until final completion and acceptance of the applicable work and attachment, without gap or lapse, of the coverage required under Section 6.03(a)(ii) below. Notwithstanding the foregoing, the builder’s risk insurance in effect as of the Effective Date may satisfy the requirements of this Section 6.03(a)(i) if approved in writing by Lessor on or before the Effective Date. Any renewal, extension or replacement of such insurance, and any builder’s risk insurance obtained in connection with subsequent construction, alteration, restoration or repair at the Property, shall comply with the requirements of this Section 6.03(a)(i). Lessee shall cause builder’s risk insurance to remain in effect continuously until the coverage required under Section 6.03(a)(ii) below has attached, and shall deliver to Lessor evidence of each renewal, extension or replacement thereof not later than thirty (30) days prior to the expiration of the coverage then in effect.

(ii) Insurance against loss or damage to real property and personal property under an “all risk” or “special form” insurance policy, which shall include coverage against all risks of direct physical loss, including but not limited to loss by fire, lightning, windstorm and hail (including named windstorm), terrorism (including coverage under the Terrorism Risk Insurance Act and any extension or reauthorization thereof), and other risks normally included in the standard ISO special form (and shall also include National Flood and Excess Flood insurance if the Property is located in Flood Zone A or Flood Zone V, as designated by FEMA, or otherwise located in a flood zone area identified by FEMA as a 100-year flood zone or special hazard area, and earthquake insurance if the Property is located within a moderate to high earthquake hazard zone as determined by an approved insurance company set forth in Section 6.03(b)(x) below). Such policy shall also include soft costs, a joint loss agreement, coverage for ordinance or law covering the loss of value of the undamaged portion of the Property, costs to demolish and the increased costs of construction if any of the improvements located on, or the use of, the Property shall at any time constitute legal non-conforming structures or uses. Ordinance or law limits shall be in an amount equal to the full replacement cost for the loss of value of the undamaged portion of the Property and no less than 25% of the replacement cost for costs to demolish and the increased cost of construction, or in an amount otherwise specified by Lessor. Such insurance shall be in amounts not less than 100% of the full insurable replacement cost values (without deduction for depreciation), and such amount shall be available with respect to the Property in the event of loss, with an agreed amount endorsement or without any coinsurance provision, and with sublimits satisfactory to Lessor, as determined from time to time at Lessor’s request but not more frequently than once in any 12-month period.

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(iii) Commercial general liability insurance written on an occurrence basis on ISO form CG 00 01 or its equivalent, including products and completed operation liability, covering Lessor and Lessee against bodily injury liability, property damage liability and personal and advertising injury, liquor liability coverage, garage liability coverage and garagekeepers liability coverage, including without limitation any liability arising out of the ownership, maintenance, repair, condition or operation of the Property or adjoining ways, streets, parking lots or sidewalks. Such insurance policy or policies shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Lessee’s obligations under Article X hereof to the extent insurable, and a “severability of interest” clause or endorsement which precludes the insurer from denying the claim of Lessee or Lessor because of the negligence or other acts of the other. Such insurance shall include coverage for, and shall not exclude or sublimit below the per occurrence limit, claims arising out of or relating to (A) assault and battery, (B) the acts, errors or omissions of security or crowd management personnel, including the use of force, whether or not reasonable, (C) the discharge, use or handling of firearms or other weapons, (D) crowd control, crowd management, admission, ejection or refusal of admission, and (E) the sale, service or furnishing of alcoholic beverages, and shall include terrorism liability coverage. Such insurance shall be in amounts of not less than $2,000,000 per occurrence for bodily injury and property damage, and $4,000,000 general aggregate per location and, in a like amount, products and completed operations aggregate per location, which aggregate limits shall apply separately to the Property and shall not be subject to erosion by claims arising at any other location, or such higher limits as Lessor may reasonably require from time to time, and shall be of form and substance satisfactory to Lessor. Such limits of insurance can be acquired through Commercial General liability and Umbrella liability policies. The total limits of liability available for claims arising at or in connection with the Property, through the combination of such policies, shall be not less than $50,000,000 per occurrence and $50,000,000 in the aggregate, which limits shall be subject to an aggregate limit applicable separately to the Property where commercially available and shall in any event be available with respect to the Property in such amount as of the inception of each policy period; and if such limits are materially eroded by claims, Lessor may require Lessee to reinstate them or to obtain additional limits so that the required amount is again available with respect to the Property. Any umbrella or excess liability policy used to satisfy such limits shall follow form with respect to the coverages required under this Section 6.03(a)(iii), including assault and battery, the acts of security and crowd management personnel, crowd control and liquor liability, and shall not contain any exclusion, condition or limitation that would create a material gap in those coverages within the required limits.

(iv) Workers’ compensation insurance affording statutory benefits, and Employers Liability insurance in amounts of not less than $1,000,000 each accident, $1,000,000 disease – each employee and $1,000,000 disease – policy limit, covering all persons employed by Lessee on the Property in connection with any work done on or about the Property for which claims for death or bodily injury could be asserted against Lessor, Lessee or the Property. If Lessee, the lessee under the Operations Lease, or any operator, manager, subtenant or concessionaire of the Property elects not to subscribe to the Texas workers’ compensation system, then such Person shall (A) maintain an occupational injury benefit plan providing medical, disability and death benefits to injured employees, (B) maintain employer’s liability or excess indemnity insurance with limits of not less than $1,000,000 each accident and $1,000,000 in the aggregate that does not exclude claims brought by employees of a non-subscribing employer, and (C) give Lessor prompt written notice of such election and of any subsequent change in such election.

(v) Business interruption insurance including Rental Value Insurance payable to Lessor at all locations for a period of not less than eighteen (18) months. Such insurance is to follow the form of the real property “all risk” or “special form” coverage and is not to contain a co-insurance clause. Such insurance is to have a minimum of three hundred sixty-five (365) days of extended period of indemnity, and shall include coverage for loss resulting from the order of a civil authority and from the prevention of ingress to or egress from the Property, in each case at limits and for periods reasonably satisfactory to Lessor.

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(vi) Automobile liability insurance, including owned, non-owned and hired car liability insurance for combined limits of liability of $1,000,000 per occurrence. The limits of liability can be provided in a combination of an automobile liability policy and an umbrella liability policy.

(vii) Comprehensive Boiler and Machinery or Equipment Breakdown Insurance against loss or damage from explosion of any steam or pressure boilers or similar apparatus, if any, and other building equipment including HVAC units located in or about the Property and in an amount sufficient to cover the maximum foreseeable loss from an accident to covered equipment, in such amount as Lessor may reasonably require from time to time based on replacement cost or appraisal information then available. Such coverage may be provided by endorsement to the property insurance required under Section 6.03(a)(ii) above, and shall include coverage for business interruption and loss of rental value resulting from an accident to covered equipment.

(viii) Liquor liability (dram shop) insurance covering the manufacture, sale, service, furnishing or distribution of alcoholic beverages at the Property, whether by Lessee, the lessee under the Operations Lease, or any operator, concessionaire, caterer or licensee, and covering liability imposed under Chapter 2 of the Texas Alcoholic Beverage Code, in an amount not less than the per occurrence limit required under Section 6.03(a)(iii) above for each occurrence or common cause and in an aggregate amount not less than the general aggregate required thereunder. Such coverage may be provided under the commercial general liability policy required under Section 6.03(a)(iii) above or under a separate liquor liability policy, provided that the required limits are satisfied and the umbrella and excess liability policies follow such coverage, and shall not be subject to any sublimit for assault and battery or for claims arising out of the acts of security or crowd management personnel.

(ix) Environmental or pollution legal liability insurance covering claims for bodily injury, property damage, natural resource damage and Remediation costs arising from Releases of Hazardous Materials or Regulated Substances at, on, under or migrating from the Property, with limits of not less than $5,000,000 per claim and in the aggregate, naming Lessor and any Lender designated by Lessor as additional insureds, which insurance shall be maintained (A) at all times during the Construction of the Initial Improvements and during any subsequent construction, maintenance, alteration, restoration and/or repair at the Property, and (B) at any other time during which above or below ground storage tanks, fuel storage, handling or dispensing operations, or other operations presenting a material risk of a Release are present at or conducted on the Property, or as Lessor may otherwise reasonably require based on the operations then being conducted at the Property. The coverage required under clause (A) above may be satisfied by contractors pollution liability insurance maintained by Lessee’s contractor, provided that Lessor and any Lender designated by Lessor are named as additional insureds thereunder. Upon any expiration or non-renewal of such coverage at a time when it is required hereunder, Lessee shall obtain an extended reporting period of not less than three (3) years.

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(x) Such additional and other insurance, in such amounts, as is then customarily carried by prudent owners or tenants with respect to improvements and personal property similar in character, location, use and occupancy to the Property.

(b) Insurance Provisions. All insurance policies shall:

(i) provide for a waiver of subrogation by the insurer as to claims against Lessor, any Lessor Affiliate, any Lender designated by Lessor and their respective employees and agents, which waiver shall apply to each policy required hereunder, including the property, business interruption, workers’ compensation and employers liability policies;

(ii) with respect to liability insurance under which Lessor, any Lessor Affiliate or any Lender is an additional insured, be primary, non-contributory, and provide that any “other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Lessor and the insurance policy shall not be brought into contribution with insurance maintained by Lessor;

(iii) contain deductibles not to exceed $250,000; provided that any self-insured retention shall be deemed a deductible for purposes of this Section 6.03; and Lessee shall be solely responsible for the payment of all deductibles and self-insured retentions, which shall in no event be borne by, or reduce any amount payable to, Lessor or any Lender; except that, for windstorm and hail coverage, any deductible applicable to named windstorm and hail may not exceed five percent (5%) of the insured value of the affected property at the Property;

(iv) contain a standard non-contributory mortgagee clause or endorsement in favor of any Lender designated by Lessor;

(v) provide that the policy of insurance will not be terminated, cancelled, non-renewed or amended in any manner that would reduce coverage below the requirements of this Section 6.03 without at least thirty (30) days’ prior written notice to Lessor and each applicable Lender, or ten (10) days’ prior written notice in the case of cancellation for nonpayment of premium. If the insurer does not provide the required notice, Lessee shall provide such notice promptly after obtaining knowledge of the applicable termination, cancellation, non-renewal or amendment;

(vi) provide that the insurer shall not have the option to restore the Property if Lessor elects to terminate this Lease in accordance with the terms hereof;

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(vii) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof;

(viii) except for workers’ compensation insurance referred to in Section 6.03(a)(iv) above, name Lessor and any Lessor Affiliate or Lender requested by Lessor, as an “additional insured” with respect to liability insurance (including the umbrella and excess liability policies) on endorsements providing coverage at least as broad as ISO forms CG 20 10 and CG 20 37, so that such status applies to both ongoing operations and completed operations and survives the expiration or earlier termination of this Lease, and on a primary and non-contributory basis, and as an “additional named insured” or “additional insured” and loss payee with respect to design, construction, real property and rental value insurance, as appropriate and as their interests may appear;

(ix) be evidenced by delivery to Lessor and any Lender designated by Lessor of an Acord Form 28 for property, business interruption and boiler & machinery coverage (or any other form requested by Lessor) and an Acord Form 25 for commercial general liability, workers’ compensation and umbrella coverage (or any other form requested by Lessor); provided that in the event that either such form is no longer available, such evidence of insurance shall be in a form reasonably satisfactory to Lessor and any Lender designated by Lessor; be accompanied by copies of the actual additional insured, waiver of subrogation and primary and non-contributory endorsements and, upon Lessor’s request, the schedule of forms and endorsements for each policy; be delivered on or before the Effective Date and again not later than ten (10) days prior to the expiration of any policy then in effect; and in no event be deemed to amend, extend or alter the coverage required by, or the obligations of Lessee under, this Section 6.03;

(x) be issued by insurance companies licensed or, in the case of any surplus lines insurer, eligible and approved to write surplus lines insurance in the state where the Property is located and which are rated no less than A-X by Best’s Insurance Guide or are otherwise approved by Lessor; and

(xi) in the event of any design, construction, alteration, restoration, maintenance and/or repair work on and/or at the Property, whether in connection with the construction of the Initial Improvements or at any time thereafter, Lessee shall ensure that the insurance required under this Section 6.03 is supplemented by insurance maintained by each contractor, design professional and, through such contractor and design professional, each subcontractor, vendor and subconsultant performing work at, on and/or for the Property. Such supplemental coverage shall consist of commercial general liability, automobile liability, workers’ compensation and employers liability, and umbrella or excess liability insurance in amounts appropriate to the scope and hazard of the work, naming Lessor, any Lessor Affiliate and any Lender designated by Lessor as additional insureds on a primary and non-contributory basis for both ongoing operations and completed operations, with waivers of subrogation in their favor, evidence of which shall be delivered to Lessor prior to commencement of the work; and

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(xii) in the case of any event, performance or other activity conducted at the Property by or through a promoter, producer, production company, performer, security contractor, caterer, concessionaire or other third party whose activities present a material risk of loss, be supplemented by insurance maintained by such Person appropriate to its activities and to the indemnity obligations it has undertaken, naming Lessee, Lessor, any Lessor Affiliate and any Lender designated by Lessor as additional insureds on a primary and non-contributory basis, with waivers of subrogation in their favor; and Lessee shall establish and maintain commercially reasonable procedures to require, obtain and verify such insurance.

(c) Additional Insurance Obligations. It is expressly understood and agreed that (i) if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Lessee, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Lessee shall immediately obtain new or additional insurance reasonably satisfactory to Lessor and any Lender designated by Lessor; (ii) the minimum limits of insurance coverage set forth in this Section 6.03 shall not limit the liability of Lessee for its acts or omissions as provided in this Lease; (iii) Lessee shall procure policies for all insurance for periods of not less than one year and shall provide to Lessor and any servicer or Lender of Lessor certificates of insurance or, upon Lessor’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times; (iv) Lessee shall pay as they become due all premiums for the insurance required by this Section 6.03; (v) in the event that Lessee fails to comply with any of the requirements set forth in this Section 6.03, within ten (10) days of the giving of written notice by Lessor to Lessee, (A) Lessor shall be entitled to procure such insurance; and (B) any sums expended by Lessor in procuring such insurance shall be Additional Rental and shall be repaid by Lessee, together with interest thereon at the Default Rate, from the time of payment by Lessor until fully paid by Lessee immediately upon written demand therefor by Lessor; and (vi) Lessee shall maintain all insurance policies required in this Section 6.03 not to be cancelled, invalidated or suspended on account of the conduct of Lessee, its officers, directors, managers, members, employees or agents, or anyone acting for Lessee or any subtenant or other occupant of the Property, and shall comply with all policy conditions and warranties at all times to avoid a forfeiture of all or a part of any insurance payment. Lessee agrees and expressly covenants that Lessee shall cause Lessor to be added as an additional insured under all of Lessee’s liability insurance policies, and Lessee shall use commercially reasonable efforts to cause Lessor to be added as an additional insured under the insurance policies of all design professionals, contractors and consultants performing design, construction, maintenance, demolition, remodeling, repair and work of any kind to the Vertical and Horizontal improvements, the Property, and all operations related thereto; provided that Lessee’s inability to cause Lessor to be so added under any such design professional’s, contractor’s or consultant’s policy, after the exercise of such efforts, shall not constitute a default or Event of Default under this Lease. Within thirty (30) days after the Effective Date, Lessee shall cause Lessor to be named as an obligee/co-obligee under all construction payment and performance bonds related to construction, maintenance, renovation and repair activities of any type on and/or to the Property. Lessee shall ensure that the penal sum of any construction payment and/or performance bond is adequate to cover the full cost of construction related thereto. Within thirty (30) days after the Effective Date, Lessee shall cause all construction payment and performance bonds to be filed of record in Collin County, TX in conformance with the Texas Property Code.

(d) Blanket Policies. Notwithstanding anything to the contrary in this Section 6.03, any insurance which Lessee is required to obtain pursuant to this Section 6.03 may be carried under a “blanket” policy or policies covering other properties or liabilities of Lessee provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 6.03.

Section 6.04. Tax Impound. Upon the occurrence of an Event of Default and with respect to each Event of Default, in addition to any other remedies, Lessor may require Lessee to pay to Lessor on the first day of each month the amount that Lessor reasonably estimates will be necessary in order to accumulate with Lessor sufficient funds in an impound account (which shall not be deemed a trust fund) (the “Reserve”) for Lessor to pay any and all real estate taxes (“Real Estate Taxes”) for the Property for the ensuing twelve (12) months, or, if due sooner, Lessee shall pay the required amount immediately upon Lessor’s demand therefor. Lessor shall, upon prior written request of Lessee, provide Lessee with evidence reasonably satisfactory to Lessee that payment of the Real Estate Taxes was made in a timely fashion. In the event that the Reserve does not contain sufficient funds to timely pay any Real Estate Taxes, upon Lessor’s written notification thereof, Lessee shall, within five (5) Business Days of such notice, provide funds to Lessor in the amount of such deficiency. Lessor shall pay or cause to be paid directly to the applicable taxing authorities any Real Estate Taxes then due and payable for which there are funds in the Reserve; provided, however, that in no event shall Lessor be obligated to pay any Real Estate Taxes in excess of the funds held in the Reserve, and Lessee shall remain liable for any and all Real Estate Taxes, including fines, penalties, interest or additional costs imposed by any taxing authority (unless incurred as a result of Lessor’s failure to timely pay Real Estate Taxes for which it had funds in the Reserve). Lessee shall cooperate fully with Lessor in assuring that the Real Estate Taxes are timely paid. Lessor may deposit all Reserve funds in accounts insured by any federal or state agency and may commingle such funds with other funds and accounts of Lessor. Interest or other gains from such funds, if any, shall be the sole property of Lessor. Upon an Event of Default, in addition to any other remedies, Lessor may apply all impounded funds in the Reserve against any sums due from Lessee to Lessor. Lessor shall give to Lessee an annual accounting showing all credits and debits to and from such impounded funds received from Lessee.

ARTICLE VII

MAINTENANCE; ALTERATIONS

Section 7.01. Condition of Property; Maintenance. Lessee hereby accepts the Property “AS IS” and “WHERE IS” with no representation or warranty of Lessor as to the condition thereof. Lessee shall, at its sole cost and expense, be responsible for (a) keeping all of the building, structures and improvements erected on the Property (including the Horizontal Improvements) in good order and repair, free from actual or constructive waste and in full compliance with applicable law, including but not limited to applicable ordinance and building code; (b) the repair, renovation, construction and/or reconstruction of any building, structures or improvements erected on the Property (including the Horizontal Improvements) damaged or destroyed by a Casualty; (c) subject to Section 7.02, making all necessary structural, non-structural, exterior and interior repairs and replacements to any building, structures or improvements erected on the Property (including the Horizontal Improvements), together with regularly maintaining the foregoing; (d) operating, remodeling, updating and modernizing the Property in accordance with those standards adopted by any governmental authority with jurisdiction over the Property from time to time on a system-wide basis for the Permitted Facility; (e) (i) ensuring that no party encroaches upon the Property, (ii) protecting, defending, indemnifying, releasing and holding the Indemnified Parties harmless from and against any and all claims and Losses arising out of or in any way relating to any encroachments and/or activities upon the Property caused by any Person; and (iii) prosecuting any claims that Lessee seeks to bring against any Person relating to Lessee’s use and possession of the Property; and (f) paying all operating costs of the Property in the ordinary course of business. Lessee waives any right to require Lessor to maintain, repair or rebuild all or any part of the Property or make repairs at the expense of Lessor pursuant to any Legal Requirements at any time in effect.

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Section 7.02. Alterations and Improvements.

(a) Construction, Maintenance and Repair of Initial Improvements.

(i) Lessee shall be solely responsible for the development, design and construction (the “Construction”) of the Initial Improvements and to all repairs to, reconstruction of, maintenance to and construction of any additions to the improvements (herein collectively called “Additional Construction Services”). Lessee shall construct the Initial Improvements and all Additional Construction Services in a good and workmanlike manner in strict accordance with applicable law and the Contract Documents and in accordance with Section 7.02(ii), free and clear of all mechanics’ liens, other liens and encumbrances of any kind. Lessee shall diligently pursue such construction to completion and complete such construction on or before December 4, 2027 (the “Completion Date”). For purposes of this Lease, “Completion” shall be deemed to have occurred upon the issuance by the applicable governmental authority of a temporary certificate of occupancy (or comparable approval) authorizing the occupancy and use of the Initial Improvements for their intended purpose, notwithstanding the existence of minor punch-list items or other incomplete work that does not prevent such occupancy and use. The Initial Improvements shall be constructed by Lessee in accordance with the Contract Documents, Initial Improvements Plans and Specifications, applicable law and all Requirements of Governmental Authority, without any encroachments on easements, public land or adjacent land and in accordance with and without violating Applicable Requirements. Lessee shall timely obtain, maintain and keep in full compliance, force and effect all consents, licenses, permits, certifications and approvals required to construct or complete the Initial Improvements. On or before the Completion Date, Lessee shall have (i) obtained from each Governmental Authority, and, to the extent required, from each beneficiary of each restrictive covenant, all licenses, permits, authorizations, consents and approvals necessary for the occupancy and operation of the Initial Improvements for their intended purpose, and as of the Completion Date such licenses, permits, authorizations, consents and approvals will be in full force and effect and will be assigned to or issued in the name of Lessor, and (ii) delivered to Lessor an As-Built Survey satisfactory to Lessor, together with an additional endorsement to the Title Policy (or a new Title Policy if required by the applicable jurisdiction) confirming that all of the Initial Improvements are within the boundary lines of the Land, do not encroach upon any easements or rights-of-way and do not violate any setback lines or recorded covenants, conditions or restrictions. On or before the date that is sixty (60) days after the Completion Date, Lessee shall provide Lessor with copies of final unconditional lien waivers from all contractors, subcontractors, suppliers, vendors and/or other Persons entitled to protection under applicable lien laws. Within thirty (30) days after the Effective Date, Lessee shall cause the General Contractor to execute and deliver a conditional assignment of the General Contract in form and substance reasonably acceptable to Lessor (the “Conditional Assignment”). Lessor and Lessee shall cooperate in good faith to negotiate the Conditional Assignment with the General Contractor; provided, however, that obtaining the fully executed Conditional Assignment shall remain Lessee’s obligation. Lessor’s rights as a third-party beneficiary of the General Contract shall be as set forth in the Conditional Assignment, and Lessor shall not be deemed to assume, undertake or become liable for any duty, obligation, indebtedness, liability, default, payment obligation or other responsibility of Lessee under the General Contract unless and until expressly assumed by Lessor in a separate written instrument executed by Lessor.

(ii) Lessee acknowledges that the filing of any mechanic’s or materialman’s lien(s) or other encumbrances against the Property may impair Lessor’s title, financing, sale, leasing, and/or Lessor’s other rights and duties relating to the Property. Accordingly, Lessee represents, warrants and covenants to timely and properly satisfy all financial obligations entered into by Lessee to ensure there are no liens or encumbrances on the Property (including its improvements) relating to and/or arising from any amount owed by Lessee for Construction, Additional Construction Services and improvements on the Property for materials, labor, architectural services, engineering services, consulting and/or any other debts and/or financial obligation arising from and/or related to the Project. Lessee represents to Lessor that there are no outstanding accounts payable, no constitutional or statutory mechanics’ liens and no rights to claim a mechanics’ lien in favor of any materialman, laborer, architect, engineer, surveyor, consultant or any other person in connection with design, construction labor, construction materials and/or other services furnished to and/or performed in relation to Construction and Additional Construction Services on and/or to any portion of the Property, which will not be fully paid for by Lessee by the Completion Date for Construction and/or within a prompt period of time from completion of any Additional Construction Services. Lessee will keep the Property and all improvements thereto free of liens and encumbrances during the duration of the Lease. Further, Lessee covenants that it shall be solely responsible for any and all claims for mechanics’ liens and accounts payable that have arisen or may ever subsequently arise as a result of agreements entered into by Lessee for any Construction and Additional Construction Services performed.

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(iii) Lessee shall be solely responsible for investigating, hiring, training, paying, supervising and discharging all personnel required to construct the Initial Improvements. Such personnel shall in every instance be deemed agents or employees, as the case may be, of Lessee and not of Lessor, and all matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees or agents shall be the sole responsibility of Lessee. Lessee shall require any architects, engineers, contractors and subcontractors engaged in connection with the construction of the Initial Improvements to perform their respective obligations under the terms of their respective agreements, and to be licensed in accordance with State law.

(iv) On or before the tenth (10th) day of each calendar month, Lessee shall provide Lessor with an update of the status of construction of the Initial Improvements, which shall include the percentage of the completed Initial Improvements, an updated construction schedule that evidences that construction of the Initial Improvements will be completed by the Completion Date (and copies of relevant amendments to the Contract Documents or other construction documents executed to cause the Initial Improvements to be completed on or before the Completion Date), and confirmation that the actual costs required to complete the Initial Improvements do not, and will not, exceed the Budget.

(v) Lessee represents, warrants, and covenants that: (a) Lessee presently possesses, and shall at all times during the Construction of any improvements on the Property and all design and Additional Construction Services, Lessee shall maintain sufficient financial resources to timely pay all costs associated with the design, permitting, financing, construction, protection and completion of such improvements; (b) Lessee has established and shall maintain throughout construction a budget reasonably sufficient to fully fund all labor, materials, equipment, professional services, financing costs, protection and other expenses associated with the improvements; (c) Lessee shall not authorize, approve, incur, or permit any change orders, cost overruns, scope increases, budget modifications, or other obligations that may ever impair Lessee’s ability to timely pay all persons furnishing labor, materials, equipment, financing, protection, repairs, maintenance or other services with respect to the Property; and (d) Lessee has obtained, or will obtain capital sufficient to satisfy all obligations relating to the improvements and Lessee shall remain financially capable of satisfying all obligations owed to any contractor, subcontractor, supplier, materialman, vendor, laborer, consultant, lender, architect, engineer, surveyor and/or other party furnishing labor, materials, financing, equipment, or services of any kind to and/or for the Property. If at any time Lessor reasonably believes that Lessee has failed, or may fail, to timely pay any person or entity furnishing labor, materials, equipment, financing, or services relating to the Property, or if Lessor reasonably believes that Lessee’s financial condition may impair Lessee’s ability to satisfy its obligations relating to the Property, Lessor may request reasonable evidence of Lessee’s payment history, financial capacity, and ability to satisfy its present and future obligations. Such information may include, without limitation, financial statements, bank statements, construction budgets, sources-and-uses statements, lender commitments, construction schedules, draw schedules, lien waivers, sworn statements, invoices, payment applications, proof of payment, lien releases, contractor and subcontractor payment reports, and such other documentation as Lessor may reasonably request. Lessee shall provide such documentation within five (5) business days upon receipt of Lessor’s request. Lessor shall have no duty to review, verify, monitor, or investigate Lessee’s financial condition, and Lessor’s receipt, review, or failure to request such information shall not waive any right or remedy of Lessor or create any liability or obligation on the part of Lessor.

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(vi) INDEMNIFICATION. LESSEE SHALL DEFEND (WITH COUNSEL REASONABLY ACCEPTABLE TO LESSOR), INDEMNIFY, AND HOLD HARMLESS LESSOR, LESSOR’S LENDERS, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MEMBERS, MANAGERS, PARTNERS, EMPLOYEES, AGENTS, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE “LESSOR INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LIENS, ENCUMBRANCES, LIABILITIES, DAMAGES, LOSSES, JUDGMENTS, PENALTIES, COSTS, EXPENSES, SETTLEMENTS, DIMINUTION IN VALUE, IMPAIRMENT OF TITLE, DELAYS, AND ATTORNEYS’ FEES, CONSULTANT, EXPERT, AND PROFESSIONAL FEES AND COSTS ARISING OUT OF OR RELATING TO:

(A) the filing, assertion, perfection, recording, enforcement, attempted enforcement, foreclosure, or threatened foreclosure of any mechanic’s lien, materialman’s lien, constitutional lien, statutory lien, lis pendens, financing-related claim, security interest, UCC filing, judgment lien, or other claim or encumbrance arising from or relating to the Property, the INITIAL IMPROVEMENTS, or any work performed thereon;

(B) Lessee’s failure, or the failure of any contractor, subcontractor, supplier, laborer, architect, engineer, consultant, lender, vendor, materialman, or other person or entity claiming by, through, or under Lessee, to timely pay any obligation relating to the design, permitting, financing, construction, improvement, design and/or services arising from and/or relating to design and/or construction of improvements to the Property;

(C) Lessee’s breach of any representation, warranty, covenant, or agreement contained in this LEASE regarding Lessee’s financial condition, financial capacity, construction funding, maintenance of adequate funding, ability to satisfy construction costs, ability to satisfy financing obligations, payment of project obligations, or ability to complete the improvements to the Property free of Claims;

(D) any cost overrun, budget shortfall, change order, scope increase, financing deficiency, or other circumstance that impairs or could reasonably be expected to impair Lessee’s ability to timely pay persons or entities furnishing labor, materials, equipment, financing, design, consulting or other services relating to the improvements to the Property; and

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(E) any default, alleged default, acceleration, workout demand, foreclosure threat, enforcement action, or claim asserted by any contractor, subcontractor, architect, engineer, consultant, lender or financing source arising from design, construction and/or financing obtained by Lessee in connection with the improvements to the Property.

THE ABOVE DUTY TO DEFEND SHALL ARISE IMMEDIATELY UPON THE ASSERTION OF ANY CLAIM DESCRIBED IN THIS SECTION AND SHALL BE INDEPENDENT OF LESSEE’S DUTY TO INDEMNIFY.

IF LESSEE FAILS TO TIMELY DISCHARGE, RELEASE, REMOVE, OR BOND AROUND ANY SUCH CLAIM, LESSOR MAY, WITHOUT FURTHER NOTICE AND WITHOUT ANY OBLIGATION TO DO SO, PAY, SETTLE, COMPROMISE, DEFEND AGAINST, DISCHARGE, RELEASE, OR BOND AROUND SUCH CLAIM ON LESSEE’S BEHALF, AND LESSEE SHALL IMMEDIATELY REIMBURSE LESSOR FOR ALL SUMS PAID OR INCURRED IN CONNECTION THEREWITH, INCLUDING ALL ATTORNEYS’ FEES, CONSULTANT FEES, EXPERT FEES, TITLE COMPANY CHARGES, BOND PREMIUMS, COURT COSTS, SETTLEMENT AMOUNTS, FINANCING COSTS, CARRYING COSTS, AND ALL OTHER RELATED EXPENSES, TOGETHER WITH INTEREST AT THE MAXIMUM RATE PERMITTED BY TEXAS LAW FROM THE DATE INCURRED UNTIL PAID IN FULL.

ANY ACTION TAKEN BY LESSOR UNDER THIS SECTION SHALL NOT CONSTITUTE AN ADMISSION REGARDING THE VALIDITY OF ANY CLAIM AND SHALL NOT WAIVE OR IMPAIR ANY RIGHT OR REMEDY OF LESSOR AGAINST LESSEE. THE RIGHTS AND REMEDIES PROVIDED IN THIS SECTION ARE CUMULATIVE AND IN ADDITION TO ALL OTHER RIGHTS AND REMEDIES AVAILABLE AT LAW, IN EQUITY, OR UNDER THIS AGREEMENT.

(b) Alterations after Construction of Initial Improvements. During the Lease Term, Lessee shall have the right, subject to this Section, to alter the Vertical Improvements. Any alteration to the exterior, structural, plumbing or electrical elements of any Vertical Improvement, or any alteration to the Property individually costing $150,000 or more, shall require the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. Lessee may undertake nonstructural alterations to the Vertical Improvements, and alterations to the Property individually costing less than $75,000, without Lessor’s prior written consent. Lessor may consider environmental sustainability matters when providing consent to any alterations. If Lessor’s consent is required hereunder and Lessor consents to the making of any such alterations, the same shall be made by Lessee at Lessee’s sole expense by a licensed contractor and according to plans and specifications approved by Lessor and subject to such other conditions as Lessor shall reasonably require. Any work at any time commenced by Lessee on the Property shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply fully with all the terms of this Lease and all Legal Requirements. Upon completion of any alterations individually costing $75,000 or more, Lessee shall promptly provide Lessor with evidence of full payment to all laborers and materialmen contributing to the alterations. Additionally, upon completion of any such alterations, Lessee shall promptly provide Lessor with (a) an architect’s certificate certifying the alterations to have been completed in conformity with the plans and specifications (if the alterations are of such a nature as would require the issuance of such a certificate from the architect); (b) a certificate of occupancy (if the alterations are of such a nature as would require the issuance of a certificate of occupancy); and (c) any other documents or information reasonably requested by Lessor. Lessee shall keep the Property free from any liens arising out of any work performed on, or materials furnished to, the Property. Lessee shall execute and file or record, as appropriate, a “Notice of Non-Responsibility,” or any equivalent notice permitted under applicable Law in the state where the Property is located which provides that Lessor is not responsible for the payment of any costs or expenses relating to the additions or alterations. Any addition or alteration to the Vertical Improvements shall remain part of the Vertical Improvements and subject to Lessee’s fee simple ownership thereof during the Lease Term and to the provisions of Section 3.07 regarding conveyance upon expiration or termination.

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Section 7.03. Encumbrances.

(a) Lessor Easements. During the Lease Term, Lessor shall have the right to grant easements on, over, under and above the Property without the prior consent of Lessee, provided that such easements will not materially interfere with Lessee’s use of the Property or the operation of any Vertical Improvements.

(b) Permitted Lessee Utility Easements. Notwithstanding anything to the contrary in this Lease, Lessee shall have the right, without Lessor’s prior consent but upon not less than fifteen (15) days’ prior written notice to Lessor (or such shorter period as is reasonably necessary in exigent circumstances), to grant utility easements for the installation, maintenance, repair, replacement and operation of electric, gas, water, sewer, stormwater, telecommunications, fiber optic and other utility services to or serving the Property, subject to the conditions set forth in Section 7.03(c).

(c) Conditions on Permitted Lessee Utility Easements. Any utility easement granted by Lessee under Section 7.03(b) shall be subject to the following conditions:

(i) the easement shall be reasonably necessary for the development, construction, operation, or use of the Property;

(ii) the easement shall not materially impair the value, marketability, financeability or future use of the Property or materially interfere with Lessor’s rights under this Lease;

(iii) the easement shall not impose any material obligation or cost upon Lessor;

(iv) the easement shall not adversely affect any approved financing, leasehold financing, collateral assignment or security arrangement then in place;

(v) the easement shall not conflict with the City Development Agreement, the Recognition Agreement or the Initial Improvements Plans and Specifications;

(vi) the easement shall not impair Lessor’s title insurance coverage, violate or conflict with any Mortgage, interfere with Lessor’s rights or remedies, or affect the classification of any Horizontal Improvement or Vertical Improvement under this Lease;

(vii) the easement shall by its terms terminate upon the expiration or earlier termination of this Lease unless Lessor consents in writing to the easement surviving the Lease Term;

(viii) Lessee shall promptly provide Lessor with a copy of any recorded easement and, upon request, copies of any unrecorded easement or related agreement; and

(ix) Lessee shall comply with and perform all obligations of the grantor under the easement.

(d) Other Lessee Easements. For any easement not permitted under Section 7.03(b), Lessee shall not grant any easement or other encumbrance on, over, under, or above the Property without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned, or delayed. Lessor shall use commercially reasonable efforts to respond to any request for consent within fifteen (15) Business Days after receipt of Lessee’s written request, together with a copy of the proposed easement and such additional information concerning the proposed easement as Lessor may reasonably request. Lessor’s failure to respond within such period shall not constitute or be deemed consent to the proposed easement.

(e) Lessee Compliance with Encumbrances. Lessee shall comply with and perform all obligations of Lessor under all easements, declarations, covenants, restrictions and other items of record now or hereafter encumbering the Property; provided, however, that Lessee shall have no obligation to perform under any easements granted by Lessor without the prior written consent of Lessee, such consent not to be unreasonably withheld, conditioned or delayed if such easements impose material obligations or costs on Lessee beyond those contemplated by this Lease.

ARTICLE VIII

Use of the Property; Compliance

Section 8.01. Use. During the Lease Term, the Property shall be used solely for the operation of a Permitted Facility. Except during periods when the Property is untenantable due to Casualty or Condemnation (and provided that Lessee continues to strictly comply with the other terms and conditions of this Lease), Lessee shall at all times during the Lease Term diligently operate its business on the Property. In the event that Lessee shall change the use of the Property or the concept or brand operated on the Property, only as may be expressly permitted herein or consented to by Lessor in writing, Lessee shall provide Lessor with written notice of any such change and a copy of the franchise agreement(s) related to such new concept or brand, if any.

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Section 8.02. COMPLIANCE. LESSEE’S USE AND OCCUPATION OF THE PROPERTY, AND THE CONDITION THEREOF, SHALL, AT LESSEE’S SOLE COST AND EXPENSE, COMPLY FULLY WITH ALL LEGAL REQUIREMENTS AND ALL RESTRICTIONS, COVENANTS AND ENCUMBRANCES OF RECORD, AND ANY OWNER OBLIGATIONS UNDER SUCH LEGAL REQUIREMENTS, OR RESTRICTIONS, COVENANTS AND ENCUMBRANCES OF RECORD, WITH RESPECT TO THE PROPERTY, IN EITHER EVENT, THE FAILURE WITH WHICH TO COMPLY COULD HAVE A MATERIAL ADVERSE EFFECT. WITHOUT IN ANY WAY LIMITING THE FOREGOING PROVISIONS, LESSEE SHALL COMPLY WITH ALL LEGAL REQUIREMENTS RELATING TO ANTI-TERRORISM, TRADE EMBARGOS, ECONOMIC SANCTIONS, ANTI-MONEY LAUNDERING LAWS, AND THE AMERICANS WITH DISABILITIES ACT OF 1990, AS SUCH ACT MAY BE AMENDED FROM TIME TO TIME, AND ALL REGULATIONS PROMULGATED THEREUNDER, AS IT AFFECTS THE PROPERTY NOW OR HEREAFTER IN EFFECT. LESSEE SHALL OBTAIN, MAINTAIN AND COMPLY WITH ALL REQUIRED LICENSES AND PERMITS, BOTH GOVERNMENTAL AND PRIVATE, TO USE AND OPERATE THE PROPERTY AS A PERMITTED FACILITY. UPON LESSOR’S WRITTEN REQUEST FROM TIME TO TIME DURING THE LEASE TERM, LESSEE SHALL CERTIFY IN WRITING TO LESSOR THAT LESSEE’S REPRESENTATIONS, WARRANTIES AND OBLIGATIONS UNDER SECTION 5.05 AND THIS SECTION 8.02 REMAIN TRUE AND CORRECT AND HAVE NOT BEEN BREACHED. LESSEE SHALL IMMEDIATELY NOTIFY LESSOR IN WRITING IF ANY OF SUCH REPRESENTATIONS, WARRANTIES OR COVENANTS ARE NO LONGER TRUE OR HAVE BEEN BREACHED OR IF LESSEE HAS A REASONABLE BASIS TO BELIEVE THAT THEY MAY NO LONGER BE TRUE OR HAVE BEEN BREACHED. IN CONNECTION WITH SUCH AN EVENT, LESSEE SHALL COMPLY WITH ALL LEGAL REQUIREMENTS AND DIRECTIVES OF GOVERNMENTAL AUTHORITIES AND, AT LESSOR’S REQUEST, PROVIDE TO LESSOR COPIES OF ALL NOTICES, REPORTS AND OTHER COMMUNICATIONS EXCHANGED WITH, OR RECEIVED FROM, GOVERNMENTAL AUTHORITIES RELATING TO SUCH AN EVENT. LESSEE SHALL ALSO REIMBURSE LESSOR FOR ALL COSTS INCURRED BY LESSOR IN EVALUATING THE EFFECT OF SUCH AN EVENT ON THE PROPERTY AND THIS LEASE, IN OBTAINING ANY NECESSARY LICENSE FROM GOVERNMENTAL AUTHORITIES AS MAY BE NECESSARY FOR LESSOR TO ENFORCE ITS RIGHTS UNDER THE TRANSACTION DOCUMENTS, AND IN COMPLYING WITH ALL LEGAL REQUIREMENTS APPLICABLE TO LESSOR AS THE RESULT OF THE EXISTENCE OF SUCH AN EVENT AND FOR ANY PENALTIES OR FINES IMPOSED UPON LESSOR AS A RESULT THEREOF. LESSEE WILL USE ITS BEST EFFORTS TO PREVENT ANY ACT OR CONDITION TO EXIST ON OR ABOUT THE PROPERTY WHICH WILL MATERIALLY INCREASE ANY INSURANCE RATE THEREON, EXCEPT WHEN SUCH ACTS ARE REQUIRED IN THE NORMAL COURSE OF ITS BUSINESS AND LESSEE SHALL PAY FOR SUCH INCREASE. LESSEE AGREES THAT IT WILL DEFEND, INDEMNIFY AND HOLD HARMLESS THE INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES CAUSED BY, INCURRED OR RESULTING FROM LESSEE’S FAILURE TO COMPLY WITH ITS OBLIGATIONS UNDER THIS SECTION.

Section 8.03. Environmental.

(a) Covenants.

(i) Lessee covenants to Lessor during the Lease Term, subject to the limitations of subsection (ii) below, as follows:

(A) All uses and operations on or of the Property, whether by Lessee or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto.

(B) There shall be no Releases in, on, under or from the Property, except in Permitted Amounts.

(C) There shall be no Hazardous Materials or Regulated Substances in, on or under the Property, except in Permitted Amounts. Above and below ground storage tanks shall be properly permitted and only used as permitted.

(D) Lessee shall keep the Property or cause the Property to be kept free and clear of all Environmental Liens, whether due to any act or omission of Lessee or any other Person.

(E) Lessee shall not act or fail to act or allow any other tenant, occupant, guest, customer or other user of the Property to act or fail to act in any way that (1) materially increases a risk to human health or the environment, (2) poses an unreasonable or unacceptable risk of harm to any Person or the environment (whether on or off the Property), (3) has a Material Adverse Effect, (4) is contrary to any material requirement set forth in the insurance policies maintained by Lessee or Lessor , (5) constitutes a public or private nuisance or constitutes waste, (6) violates any covenant, condition, agreement or easement applicable to the Property, or (7) would result in any reopening or reconsideration of any prior investigation or causes a new investigation by a Governmental Authority having jurisdiction over the Property. Notwithstanding the foregoing, nothing herein shall be construed as a prohibition or restriction on the burning of propane, natural gas or other permitted fuels in connection with operation of the fire pit suites to be constructed as part of the Improvements to the extent such use complies with all applicable laws.

(F) Lessee shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to this Section 8.03, including but not limited to providing all relevant information and making knowledgeable persons available for interviews.

(ii) Notwithstanding any provision of this Lease to the contrary, an Event of Default shall not be deemed to have occurred as a result of the failure of Lessee to satisfy any one or more of the covenants set forth in subsections (A) through (E) above provided that Lessee shall be in compliance with the requirements of any Governmental Authority with respect to the Remediation of any Release at the Property.

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(b) Notification Requirements. Lessee shall immediately notify Lessor in writing upon Lessee obtaining actual knowledge of (i) any Releases or Threatened Releases in, on, under or from the Property other than in Permitted Amounts, or migrating towards the Property; (ii) any non-compliance with any Environmental Laws related in any way to the Property; (iii) any actual or potential Environmental Lien or activity use limitation; (iv) any required or proposed Remediation of environmental conditions relating to the Property required by applicable Governmental Authorities; and (v) any written notice or other communication of which Lessee becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials, Regulated Substances or above or below ground storage tanks, or Remediation thereof at or on the Property, other than in Permitted Amounts, possible liability of any Person relating to the Property pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section. Lessee shall, upon Lessor’s written request, deliver to Lessor a certificate stating that Lessee is and has been in full compliance with all of the environmental representations, warranties and covenants in this Lease.

(c) Remediation. Lessee shall, at its sole cost and expense, and without limiting any other provision of this Lease, effectuate any Remediation required by any Governmental Authority of any condition (including, but not limited to, a Release or Threatened Release) in, on, under or from the Property and take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment. Should Lessee fail to undertake any required Remediation in accordance with the preceding sentence, Lessor, after written notice to Lessee and Lessee’s failure to immediately undertake such Remediation, shall be permitted to complete such Remediation, and all Costs incurred in connection therewith shall be paid by Lessee. Any Cost so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor.

(d) Indemnification. LESSEE SHALL, AT ITS SOLE COST AND EXPENSE, PROTECT, DEFEND, INDEMNIFY, RELEASE AND HOLD HARMLESS EACH OF THE INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES, INCLUDING, BUT NOT LIMITED TO, ALL COSTS OF REMEDIATION (WHETHER OR NOT PERFORMED VOLUNTARILY), ARISING OUT OF OR IN ANY WAY RELATING TO ANY ENVIRONMENTAL LAWS, HAZARDOUS MATERIALS, REGULATED SUBSTANCES, ABOVE OR BELOW GROUND STORAGE TANKS, OR OTHER ENVIRONMENTAL MATTERS CONCERNING THE PROPERTY. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT LESSEE’S OBLIGATIONS UNDER THIS SECTION SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE FOR ANY REASON.

(e) Right of Entry. In the event that Lessor has a reasonable basis to believe that a Release or a violation of any Environmental Law has occurred, Lessor and any other Person designated by Lessor, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lessor’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Lessee shall cooperate with and provide access to Lessor and any other Person designated by Lessor. Any such assessment or investigation shall be at Lessee’s sole cost and expense.

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(f) Survival. The obligations of Lessee and the rights and remedies of Lessor under this Section 8.03 shall survive the termination, expiration and/or release of this Lease.

Section 8.04. Intentionally Deleted.

ARTICLE IX

additional COVENANTS

Section 9.01. Performance at Lessee’s Expense. Lessee acknowledges and confirms that Lessor may impose reasonable administrative, processing or servicing fees, and collect its reasonable attorneys’ fees, costs and expenses in connection with (a) any extension, renewal, modification, amendment and termination of this Lease requested by Lessee; (b) any release or substitution of Property requested by Lessee; (c) the procurement of consents, waivers and approvals with respect to the Property or any matter related to this Lease requested by Lessee; (d) the review of any assignment or sublease or proposed assignment or sublease or the preparation or review of any subordination or non-disturbance agreement requested by Lessee; (e) the collection, maintenance and/or disbursement of reserves created under this Lease or the other Transaction Documents (following an Event of Default); and (f) inspections required to make certain determinations under this Lease or the other Transaction Documents following Lessor’s reasonable belief of a breach under this Lease or any other Transaction Documents.

Section 9.02. Inspection. Lessor and its authorized representatives shall have the right, at all reasonable times and upon giving reasonable prior notice (except in the event of an emergency, in which case no prior notice shall be required), to enter the Property or any part thereof and inspect the same. Lessee hereby waives any claim for damages for any injury or inconvenience to or interference with Lessee’s business, any loss of occupancy or quiet enjoyment of the Property and any other loss occasioned by such entry, but, subject to Section 10.01, excluding damages arising as a result of the gross negligence or willful misconduct of Lessor.

Section 9.03. Financial Information.

(a) Financial Statements. To the extent that the following information is not publicly available, within forty five (45) days after the end of each fiscal quarter and within one hundred twenty (120) days after the end of each fiscal year of Lessee and Lessee Reporting Entities, Lessee shall deliver to Lessor (i) complete financial statements for Lessee and Lessee Reporting Entities, including a balance sheet, profit and loss statement, statement of stockholders’ equity and statement of cash flows and all other related schedules for the fiscal period then ended, such statements to detail separately interest expense, income taxes, non-cash expenses, non-recurring expenses, operating lease expense and current portion of long-term debt – capital leases; (ii) income statements for the business at the Property beginning with the first quarter following the Property being open for business; and (iii) the supplemental financial information set forth on Schedule 9.03. All such financial statements shall be prepared in accordance with GAAP and shall be certified to be accurate and complete by an officer or director of each Lessee Reporting Entity. In the event that Lessee’s business at the Property is ordinarily consolidated with other business for financial statements purposes, a separate profit and loss statement shall be provided showing separately the sales, profits and losses pertaining to the Property with interest expense, income taxes, non-cash expenses, non-recurring expenses and operating lease expense (rent), with the basis for allocation of overhead or other charges being clearly set forth in accordance with Schedule 9.03. The financial statements delivered to Lessor need not be audited, but Lessee shall deliver to Lessor copies of any audited financial statements of the Lessee Reporting Entities which may be prepared, as soon as they are available.

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(b) Other Information. Notwithstanding any provision contained herein, upon request at any time, Lessee will provide to Lessor, at no additional cost or expense to Lessee, any and all financial information and/or financial statements of Lessee Reporting Entities (and in the form or forms) as reasonably requested by Lessor including, but not limited to, as requested by Lessor in connection with Lessor’s filings with or disclosures to the Securities and Exchange Commission or other Governmental Authority.

(c) Credit Review. Lessee acknowledges that Lessor is authorized, no more than once in any twelve (12) month period, to obtain a credit report (if applicable) on any individual principal of Lessee Entity.

Section 9.04. OFAC Laws. Upon receipt of notice or upon actual knowledge thereof, Lessee shall immediately notify Lessor in writing if any Person owning (directly or indirectly) any interest in any of the Lessee Entities, or any director, officer, shareholder, member, manager or partner of any of such holders is a Person whose property or interests are subject to being blocked under any of the OFAC Laws, or is otherwise in violation of any of the OFAC Laws, or is under investigation by any Governmental Authority for, or has been charged with, or convicted of, drug trafficking, terrorist-related activities or any violation of the Anti-Money Laundering Laws, has been assessed civil penalties under these or related Laws, or has had funds seized or forfeited in an action under these or related Laws; provided, however, that the covenant in this Section 9.04 shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

Section 9.05. Estoppel Certificate. At any time, and from time to time, Lessee shall, promptly and in no event later than ten (10) days after a request from Lessor or any Lender or mortgagee of Lessor, execute, acknowledge and deliver to Lessor or such Lender or mortgagee, as the case may be, a certificate in the form supplied by Lessor, certifying: (a) that Lessee has accepted the Property; (b) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (c) the commencement and expiration dates of the Lease Term; (d) the date to which the Rentals have been paid under this Lease and the amount thereof then payable; (e) whether there are then any existing defaults by Lessor in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (f) that no notice has been received by Lessee of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (g) the capacity of the Person executing such certificate, and that such Person is duly authorized to execute the same on behalf of Lessee; (h) that neither Lessor nor any Lender or mortgagee has actual involvement in the management or control of decision making related to the operational aspects or the day-to-day operation of the Property, including any handling or disposal of Hazardous Materials or Regulated Substances; and (i) any other information reasonably requested by Lessor or any Lender or mortgagee, as the case may be. If Lessee shall fail or refuse to sign a certificate in accordance with the provisions of this Section within ten (10) days following a request by Lessor, Lessee irrevocably constitutes and appoints Lessor as its attorney-in-fact to execute and deliver the certificate to any such third party, it being stipulated that such power of attorney is coupled with an interest and is irrevocable and binding.

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Section 9.06. City Development Agreement; Recognition Agreement; Grants; Incentives; Operations Lease. Lessee shall, and shall cause each applicable Affiliate of Lessee to, (i) pay and promptly perform and observe all of the covenants and agreements required to be performed or observed by Lessee or such Affiliate under the City Development Agreement, the Recognition Agreement, the Operations Lease, any Operator Agreement, any booking agreement, any agreement relating to a grant or incentive payable under the City Development Agreement, and any collateral assignment or other security document approved by Lessor relating to the Tenant Interest or the Project (collectively, the “Project Agreements”), and do all things necessary to preserve and keep unimpaired its rights and remedies under the Project Agreements; (ii) promptly notify Lessor in writing of any default, alleged default or potential default under any Project Agreement and provide Lessor with copies of any notices delivered or received in connection therewith; (iii) promptly deliver to Lessor a copy of each notice received relating to any grant, contribution, reimbursement, rebate or other incentive paid or payable pursuant to the City Development Agreement; (iv) promptly enforce the performance and observance of all of the covenants and agreements required to be performed or observed by any counterparty to a Project Agreement; (v) allow, and does hereby allow, Lessor the right (but Lessor shall be under no obligation) to pay any sums and perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of any Project Agreements required to be performed or observed by Lessee or any Affiliate of Lessee to be promptly performed or observed on behalf of Lessee or such Affiliate, to the end that the rights of Lessee and its Affiliates in, to and under the Project Agreements shall be kept unimpaired and free from default; (vi) obtain from time to time from the counterparties to the Project Agreements such certificates of estoppel, confirmations, consents and other instruments concerning compliance with the Project Agreements as Lessor may reasonably request; and (vii) promptly notify Lessor in writing and provide Lessor with copies of any notice of violation of any Law or other notice from any Governmental Authority relating to the Property, the Horizontal Improvements, the Vertical Improvements, the operation of the Project, any Project Agreement or any grant or incentive relating to the Project.

Lessee shall not, and shall not permit any Affiliate of Lessee to, without Lessor’s prior written consent, (a) surrender, terminate, cancel or rescind any Project Agreement; (b) modify, change, supplement, alter or amend any material term of any Project Agreement; (c) waive or release any material right or remedy under any Project Agreement; or (d) assign, pledge, mortgage or otherwise encumber any material right under a Project Agreement, including any right to receive a grant, contribution, reimbursement, rebate or other incentive; provided, however, that Lessor’s consent shall not be required for an amendment or modification that is both immaterial and administrative in nature and does not adversely affect Lessor, the Property, the Horizontal Improvements, the Vertical Improvements, the Tenant Interest, the operation or value of the Project, any grant or incentive, or any right or remedy of Lessor.

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Without limiting the foregoing, Lessee shall not enter into or amend, or permit any enforcement action under, any collateral assignment or other security arrangement affecting the Tenant Interest unless such arrangement provides that Lessee’s leasehold estate under this Lease and Lessee’s ownership interest in the Vertical Improvements are appurtenant to and inseparable from one another and may not be separately conveyed, assigned, transferred, pledged, mortgaged, encumbered, foreclosed upon or otherwise disposed of. Any permitted foreclosure, deed in lieu of foreclosure, assignment in lieu of foreclosure or other enforcement action affecting either component of the Tenant Interest shall simultaneously affect both components and transfer both components to the same transferee, subject in all respects to Lessor’s rights and approval requirements under this Lease and the Recognition Agreement.

Nothing contained in this Section or elsewhere in this Lease shall cause Lessor to assume, or be deemed to have assumed, any development, design, construction, completion, operation, maintenance, funding, reporting, repayment, reimbursement, recapture, indemnification or other obligation of Lessee, any Affiliate of Lessee or any other Person under a Project Agreement, except to the extent Lessor expressly assumes a specifically identified obligation in a written instrument executed by Lessor.

Any grant, contribution, reimbursement, rebate, incentive or similar payment payable to “Owner” or any similar term under the City Development Agreement or any other Project Agreement (each, an “Incentive Payment”), including without limitation any ad valorem property tax rebate, sales and use tax rebate, ticket fee payment, parking incentive payment, infrastructure reimbursement or other economic development incentive described in Article IX of the City Development Agreement, is intended to benefit Lessee and shall be for the account of Lessee. If Lessor receives any Incentive Payment that is payable to or for the benefit of Lessee (including by reason of Lessor’s fee ownership of the Property or any portion thereof), Lessor shall promptly remit such Incentive Payment to Lessee, without deduction, offset or withholding of any kind. Lessor shall reasonably cooperate with Lessee in connection with Lessee’s efforts to receive any Incentive Payment directly from the applicable City Party, including executing any documents, instruments or authorizations reasonably required to ensure that Incentive Payments are paid directly to Lessee. Lessor shall have no right, title or interest in or to any Incentive Payment except as provided in the Recognition Agreement or a separate written agreement between Lessor and the applicable City Party, in either case exercisable following an Event of Default by Lessee under this Lease. Notwithstanding anything in this Lease to the contrary, any Incentive Payment received by Lessor shall not constitute Rental, Additional Rental or any other Monetary Obligation owed by Lessee to Lessor, and Lessee shall have no obligation to pay, credit, assign or transfer any Incentive Payment to Lessor.

Section 9.07. Lessee Execution of Certain Agreements. Without Lessor’s prior written consent, which consent may be granted or withheld in Lessor’s sole and absolute discretion, Lessee shall not execute any agreement that grants an ownership interest in, leasehold interest in, or a lien on Lessor’s fee interest in the Property or the Horizontal Improvements, including, without limitation, billboard and cellular tower leases; provided, however, that this Section 9.07 shall not prohibit Lessee from (a) entering into agreements to monetize the garage, (b) granting a Leasehold Mortgage to a Recognized Mortgagee as permitted under Section 13.07, or (c) granting a security interest in Lessee’s Personalty or equipment to an equipment lender as permitted under Section 13.08. Any agreement permitted under this Section shall be entered into on commercially reasonable terms, shall remain subordinate to this Lease, each Leasehold Mortgage (to the extent applicable to such agreement), the Recognition Agreement and the City Development Agreement, shall not create any lien upon or encumbrance against Lessor’s fee estate in the Property or the Horizontal Improvements, and shall terminate upon the expiration or earlier termination of this Lease unless Lessor elects in writing to recognize or assume such agreement. No such agreement shall create any direct contractual relationship with, or impose any monetary, maintenance, operational, indemnification or other obligation or liability upon, Lessor unless expressly assumed by Lessor in writing.

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Section 9.08. Commercial Property Assessed Clean Energy Financing. Except in connection with Lessee’s exercise of the purchase option pursuant to the C-PACE Option Date as set forth in Exhibit E, Lessee shall not obtain, and shall not permit to be obtained for the Property or any of the improvements constructed thereon, any Commercial Property Assessed Clean Energy Financing without Lessor’s prior written consent, which consent may be granted or withheld in Lessor’s sole and absolute discretion.

ARTICLE X

RELEASE AND Indemnification

Section 10.01. Release and Indemnification. AS PERMITTED BY LAW AND TO THE FULLEST EXTENT ENFORCEABLE, LESSEE AGREES TO USE AND OCCUPY THE PROPERTY AT ITS OWN RISK AND HEREBY RELEASES LESSOR AND LESSOR’S AGENTS AND EMPLOYEES FROM ALL CLAIMS FOR ANY DAMAGE OR INJURY TO THE FULL EXTENT PERMITTED BY LAW. LESSEE AGREES THAT LESSOR SHALL NOT BE RESPONSIBLE OR LIABLE TO LESSEE OR LESSEE’S EMPLOYEES, AGENTS, CUSTOMERS, LICENSEES OR INVITEES FOR BODILY INJURY, PERSONAL INJURY OR PROPERTY DAMAGE OCCASIONED BY THE ACTS OR OMISSIONS OF LESSEE, ANY OTHER LESSEE, LICENSEE, INVITEE OR ANY OTHER PERSON WHATSOEVER (INCLUDING, BUT NOT LIMITED TO THEIR RESPECTIVE EMPLOYEES, OWNERS, OFFICERS, AGENTS, AFFILIATES, PARENTS AND SUBSIDIARIES). LESSEE AGREES THAT ANY EMPLOYEE OR AGENT TO WHOM THE PROPERTY OR ANY PART THEREOF SHALL BE ENTRUSTED BY OR ON BEHALF OF LESSEE SHALL BE ACTING AS LESSEE’S AGENT WITH RESPECT TO THE PROPERTY OR ANY PART THEREOF, AND NEITHER LESSOR NOR LESSOR’S AGENTS, EMPLOYEES OR CONTRACTORS SHALL BE LIABLE FOR ANY LOSS OF OR DAMAGE TO THE PROPERTY OR ANY PART THEREOF. LESSEE SHALL INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS EACH OF THE INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES (EXCLUDING LOSSES SUFFERED BY AN INDEMNIFIED PARTY ARISING OUT OF THE WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY) CAUSED BY, INCURRED OR RESULTING FROM LESSEE’S OPERATIONS OR BY LESSEE’S USE AND OCCUPANCY OF THE PROPERTY, WHETHER RELATING TO ITS ORIGINAL DESIGN OR CONSTRUCTION, LATENT DEFECTS, ALTERATION, MAINTENANCE, USE BY LESSEE OR ANY PERSON THEREON, SUPERVISION OR OTHERWISE, OR FROM ANY BREACH OF, DEFAULT UNDER, OR FAILURE TO PERFORM, ANY TERM OR PROVISION OF THIS LEASE BY LESSEE, ITS OFFICERS, EMPLOYEES, AGENTS OR OTHER PERSONS, OR FOR ANY MATTER ARISING UNDER THE CITY DEVELOPMENT AGREEMENT OR OPERATIONS LEASE. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT LESSEE’S OBLIGATIONS UNDER THIS SECTION SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE FOR ANY REASON WHATSOEVER.

IT IS THE EXPRESS INTENT OF THE PARTIES THAT EVERY INDEMNITY, DEFENSE, REIMBURSEMENT, AND HOLD HARMLESS OBLIGATION CONTAINED IN THIS AGREEMENT BE ENFORCED TO THE MAXIMUM EXTENT PERMITTED BY TEXAS LAW. TO THE EXTENT ANY PROVISION IS DETERMINED TO EXCEED THE SCOPE PERMITTED UNDER APPLICABLE LAW, SUCH PROVISION SHALL NOT BE VOID IN ITS ENTIRETY BUT SHALL AUTOMATICALLY BE REFORMED AND CONSTRUED SO AS TO PROVIDE THE BROADEST PROTECTION, INDEMNIFICATION, REIMBURSEMENT, AND ALLOCATION OF RISK PERMITTED BY APPLICABLE LAW. THE PARTIES EXPRESSLY REQUEST THAT ANY COURT CONSTRUING THIS AGREEMENT REFORM ANY OVERBROAD PROVISION RATHER THAN INVALIDATE IT AND ENFORCE SUCH PROVISION AS REFORMED TO THE MAXIMUM EXTENT ALLOWED BY LAW.

WITHOUT LIMITING THE FOREGOING, LESSEE SHALL INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS EACH OF THE INDEMNIFIED PARTIES FROM AND AGAINST ALL LOSSES ARISING UNDER OR RELATING TO ANY OF THE PROJECT AGREEMENTS, EXCEPT TO THE EXTENT ARISING FROM AN OBLIGATION EXPRESSLY ASSUMED BY LESSOR IN A WRITTEN INSTRUMENT EXECUTED BY LESSOR.

WITHOUT LIMITING THE FOREGOING, IF ANY INDEMNITY OBLIGATION CONTAINED IN THIS AGREEMENT IS FOUND TO IMPLICATE OR BE SUBJECT TO CHAPTER 151 OF THE TEXAS INSURANCE CODE, SUCH OBLIGATION SHALL BE AUTOMATICALLY CONSTRUED, LIMITED, AND REFORMED TO THE MAXIMUM EXTENT PERMITTED THEREUNDER RATHER THAN DECLARED VOID.

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ARTICLE XI

Condemnation and Casualty

Section 11.01. Notification. Lessee shall promptly give Lessor written notice of (a) any Condemnation of the Property, (b) the commencement of any proceedings or negotiations which might result in a Condemnation of the Property, and (c) any Casualty to the Property or any part thereof. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith. Thereafter, Lessee shall promptly send Lessor copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings, negotiations or Casualty.

Section 11.02. Total Condemnation. In the event of a Condemnation of all or substantially all of the Property, and if as a result of such Condemnation: (i) access to the Property to and from the publicly dedicated roads adjacent to the Property as of the Effective Date is permanently and materially impaired such that Lessee no longer has access to such dedicated road; (ii) there is insufficient parking to operate the Property as a Permitted Facility under applicable Laws; or (iii) the Condemnation includes a portion of the building such that the remaining portion is unsuitable for use as a Permitted Facility, as determined by Lessee in the exercise of good faith business judgment (and Lessee provides to Lessor an officer’s certificate executed by an officer of Lessee certifying to the same) (each such event, a “Total Condemnation”), then, in such event:

(a) Termination of Lease. On the date of the Total Condemnation, all obligations of either party hereunder shall cease; provided, however, that Lessee’s obligations to the Indemnified Parties under any indemnification provisions of this Lease and Lessee’s obligation to pay Rental and all other Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease prior to the date of termination shall survive such termination. If the date of such Total Condemnation is other than the first day of a month, the Base Monthly Rental for the month in which such Total Condemnation occurs shall be apportioned based on the date of the Total Condemnation.

(b) Net Award. Subject to Section 11.07 below, Lessor shall be entitled to receive the portion of the Net Award attributable to Lessor’s fee estate in the Land, the Horizontal Improvements and Lessor’s reversionary interest, without deduction for any estate vested in Lessee by this Lease. The portion of the Net Award attributable to the Tenant Interest (as defined in the Recognition Agreement) shall be governed by the Recognition Agreement and the applicable City Collateral Documents, but only for so long as MEDC’s lien on the Tenant Interest remains in effect and has not been terminated or released pursuant to the Recognition Agreement; provided that no right of MEDC or any City Party shall attach to or impair the portion of the Net Award attributable to Lessor’s fee estate in the Land, the Horizontal Improvements or Lessor’s reversionary interest.

Section 11.03. Partial Condemnation or Casualty. In the event of a Condemnation which is not a Total Condemnation (each such event, a “Partial Condemnation”), or in the event of a Casualty:

(a) Net Awards. All Net Awards shall be paid to Lessor for application in accordance with this Article XI; provided, however, that the rights of MEDC and the City Parties shall apply solely to the portion of any Net Award attributable to the Tenant Interest (as defined in the Recognition Agreement), only for so long as MEDC’s lien on the Tenant Interest remains in effect and has not been terminated or released pursuant to the Recognition Agreement, and only to the extent expressly provided in the Recognition Agreement and the applicable City Collateral Documents. No consent of MEDC or any City Party shall be required with respect to the application, retention or disbursement of the portion of any Net Award attributable to Lessor’s fee estate in the Land, the Horizontal Improvements or Lessor’s reversionary interest.

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(b) Continuance of Lease. This Lease shall continue in full force and effect upon the following terms:

(i) All Rental and other Monetary Obligations due under this Lease shall continue unabated.

(ii) Lessee shall promptly commence and diligently prosecute restoration of the Property to the same condition, as nearly as practicable, as prior to the Partial Condemnation or Casualty as approved by Lessor. Subject to the terms and provisions of the Mortgage and upon the written request of Lessee (accompanied by evidence reasonably satisfactory to Lessor that such amount has been paid or is due and payable and is properly part of such costs, and that Lessee has complied with the terms of Section 7.02 in connection with the restoration), Lessor shall promptly make available in installments, subject to reasonable conditions for disbursement imposed by Lessor, an amount up to but not exceeding the amount of any Net Award received by Lessor with respect to such Partial Condemnation or Casualty. Prior to the disbursement of any portion of the Net Award with respect to a Casualty, Lessee shall provide evidence reasonably satisfactory to Lessor of the payment of restoration expenses by Lessee up to the amount of the insurance deductible applicable to such Casualty. Lessor shall be entitled to keep any portion of the Net Award which may be in excess of the cost of restoration, and Lessee shall bear all additional Costs of such restoration in excess of the Net Award.

Section 11.04. Temporary Taking. In the event of a Condemnation of all or any part of the Property for a temporary use (a “Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Base Annual Rental, Additional Rental or any other Monetary Obligation payable hereunder. Except as provided below, Lessee shall be entitled to the entire Net Award for a Temporary Taking, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which event the Net Award made for such Temporary Taking shall be apportioned between Lessor and Lessee as of the date of such expiration. At the termination of any such Temporary Taking, Lessee will, at its own cost and expense and pursuant to the provisions of Section 7.02, promptly commence and complete restoration of the Property.

Section 11.05. Adjustment of Losses. Any loss under any property damage insurance required to be maintained by Lessee shall be adjusted by Lessor and Lessee. Any Net Award relating to a Total Condemnation or a Partial Condemnation shall be adjusted by Lessor or, at Lessor’s election, Lessee. Notwithstanding the foregoing or any other provisions of this Section 11.05 to the contrary, if at the time of any Condemnation or any Casualty or at any time thereafter an Event of Default shall have occurred and be continuing, Lessor is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Lessee and otherwise, to file and prosecute Lessee’s claim, if any, for a Net Award on account of such Condemnation or such Casualty and to collect such Net Award and apply the same to the curing of such Event of Default and any other then existing Event of Default under this Lease and/or to the payment of any amounts owed by Lessee to Lessor under this Lease, in such order, priority and proportions as Lessor in its discretion shall deem proper; provided, however, that the rights of MEDC and the City Parties shall apply solely to the portion of any Net Award attributable to the Tenant Interest (as defined in the Recognition Agreement), only for so long as MEDC’s lien on the Tenant Interest remains in effect and has not been terminated or released pursuant to the Recognition Agreement, and only to the extent expressly provided in the Recognition Agreement and the applicable City Collateral Documents; and provided further that no consent of MEDC or any City Party shall be required for Lessor to apply or retain the portion of any Net Award attributable to Lessor’s fee estate in the Land, the Horizontal Improvements or Lessor’s reversionary interest.

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Section 11.06. Lessee Obligation in Event of Casualty. During all periods of time following a Casualty, Lessee shall take reasonable steps to ensure that the Property is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property).

Section 11.07. Lessee Awards and Payments. Notwithstanding any provision contained in this Article XI, Lessee shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of any personal property owned by Lessee, any insurance proceeds with respect to any personal property owned by Lessee, the interruption of its business and moving expenses (subject, however, to the provisions of Section 6.03(a)(v) above), but only if such claim or award does not adversely affect or interfere with the prosecution of Lessor’s claim for the Condemnation or Casualty, or otherwise reduce the amount recoverable by Lessor for the Condemnation or Casualty.

ARTICLE XII

Default, Conditional Limitations,
Remedies and Measure of Damages

Section 12.01. Event of Default. Each of the following shall be an event of default by Lessee under this Lease (each, an “Event of Default”):

(a) if any representation or warranty of Lessee set forth in this Lease is false in any material respect when made, or if Lessee renders any materially false statement or account when made;

(b) if any Rental or other Monetary Obligation due under this Lease is not paid within three (3) days after the date when due; provided, however, that Lessee shall be entitled to such three (3)-day cure period no more than two (2) times in any calendar year, and any subsequent failure to pay any Rental or other Monetary Obligation when due during such calendar year shall constitute an Event of Default without any cure period; provided further, however, any delay in the payment of Rental as a result of a technical error in the wiring and/or automated clearinghouse process shall not constitute an Event of Default hereunder so long as the same is corrected within one (1) Business Day of the date Lessee receives notice thereof;

(c) if Lessee fails to pay, prior to delinquency, any taxes, assessments or other charges the failure of which to pay will result in the imposition of a lien against the Property;

(d) if Lessee vacates or abandons the Property;

(e) if there is an Insolvency Event affecting Lessee or the Guarantor;

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(f) if Lessee fails to observe or perform any of the other covenants, conditions or obligations of Lessee in this Lease; provided, however, if any such failure does not involve the payment of any Monetary Obligation, is not willful or intentional, does not place the Property or any rights or property of Lessor in immediate jeopardy, and is within the reasonable power of Lessee to promptly cure, all as determined by Lessor in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Lessor shall have given Lessee notice thereof and a period of thirty (30) days shall have elapsed, during which period Lessee may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such thirty (30)-day period, as determined by Lessor in its reasonable discretion, and Lessee is diligently pursuing a cure of such failure, then Lessee shall have a reasonable period to cure such failure beyond such thirty (30)-day period, which shall in no event exceed ninety (90) days after receiving notice of such failure from Lessor. If Lessee shall fail to correct or cure such failure within such ninety (90)-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required;

(g) if a final, nonappealable judgment is rendered by a court against Lessee which has a Material Adverse Effect, and is not discharged or provision made for such discharge within ninety (90) days from the date of entry thereof;

(h) if Lessee shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

(i) if the estate or interest of Lessee in the Property shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made;

(j) if there is an “Event of Default” or other breach or default by Lessee or Guarantor under any of the other Transaction Documents or any Other Agreement between Lessor and Lessee or their respective Affiliates, after the passage of all applicable notice and cure or grace periods; provided, however, in the event that this Lease has been the subject of a Securitization and any Other Agreement has not been the subject of the same Securitization or any series relating to such Securitization, an “Event of Default” under such Other Agreement shall not constitute an Event of Default under this Lease;

(k) if Lessee or any other party causes an “Owner Default” (as defined in the City Development Agreement) to occur under the City Development Agreement; provided that, with respect to the Owner Default to which the Guarantor Cure Period (as defined in the City Development Agreement) applies, Lessor shall forbear from delivering the notice commencing the Standstill Period with respect to the corresponding Event of Default under this clause (k) during such Guarantor Cure Period, and such Event of Default shall be deemed cured upon timely satisfaction of the Owner Default;

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(l) if a “Default” (as defined in the Operations Lease) occurs under the Operations Lease.

Notwithstanding anything herein to the contrary, the rights of the City Parties and MEDC with respect to notices, cure rights, standstill rights and enforcement of remedies shall be governed exclusively by the Recognition Agreement. The foregoing limitation on Lessor’s rights with respect to City Parties and MEDC applies equally to the exercise of all remedies set forth in Section 12.02, and no remedy under Section 12.01, including without limitation termination of this Lease, re-entry, receiver appointment, or acceleration of rent, may be exercised against the Tenant Interest or the Vertical Improvements unless and until all applicable notice, cure, standstill, and approval conditions under the Recognition Agreement have been fully satisfied.

Section 12.02. Remedies. Upon the occurrence of an Event of Default, with or without notice or demand, except as otherwise expressly provided herein or such other notice as may be required by statute and cannot be waived by Lessee, and subject to Sections 4.09 and 4.10, Lessor shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at Law or in equity, including, without limitation, any one or more of the following; provided, however, that with respect to any failure to pay Rental or any other Monetary Obligation, Lessor shall not exercise any remedy under this Lease or the Guaranty before the Payment Default Date, and Lessor shall not exercise any remedy under the Guaranty except as permitted by Section 4.10(h), and, during any applicable Guarantor Cure Period, Lessor shall not exercise any remedy solely with respect to an Event of Default under Section 12.01(k) arising from the applicable Owner Default while the Lessor forbearance described herein remains in effect; provided that nothing herein shall limit Lessor’s rights or remedies with respect to any other Event of Default under this Lease:

(a) to terminate this Lease, whereupon Lessee’s right to possession of the Property shall cease and this Lease, except as to Lessee’s liability, shall be terminated;

(b) to the extent not prohibited by applicable Law, to (i) re-enter and take possession of the Property (or any part thereof), any or all Personalty of Lessee upon the Property and, to the extent permissible, permits and other rights or privileges of Lessee pertaining to the use and operation of the Property, and (ii) expel Lessee and those claiming under or through Lessee, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. No notice from Lessor hereunder or under a forcible entry and detainer statute or similar Law shall constitute an election by Lessor to terminate this Lease unless such notice specifically so states. If Lessee shall, after default, voluntarily give up possession of the Property to Lessor, deliver to Lessor or its agents the keys to the Property, or both, such actions shall be deemed to be in compliance with Lessor’s rights and the acceptance thereof by Lessor or its agents shall not be deemed to constitute a termination of the Lease. Lessor reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate;

(c) to bring an action against Lessee for any damages sustained by Lessor or any equitable relief available to Lessor;

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(d) to relet the Property or any part thereof for such term or terms (including a term which extends beyond the original Lease Term), at such rentals and upon such other terms as Lessor, in its sole discretion, may determine, with all proceeds received from such reletting being applied to the Rental and other Monetary Obligations due from Lessee in such order as Lessor may, in its sole discretion, determine, which other Monetary Obligations include, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, alteration, remodeling and repair costs and expenses of preparing for such reletting. Except to the extent required by applicable Law, Lessor shall have no obligation to relet the Property or any part thereof and shall in no event be liable for refusal or failure to relet the Property or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting, and no such refusal or failure shall operate to relieve Lessee of any liability under this Lease or otherwise to affect any such liability. Lessor reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate as specified in said notice;

(e) except to the extent prohibited by applicable Law, to accelerate and recover from Lessee all Rental and other Monetary Obligations due and owing and scheduled to become due and owing under this Lease both before and after the date of such breach for the entire original scheduled Lease Term;

(f) to recover from Lessee all Costs paid or incurred by Lessor as a result of such breach, regardless of whether or not legal proceedings are actually commenced;

(g) to immediately or at any time thereafter, and with or without notice, at Lessor’s sole option but without any obligation to do so, correct such breach or default and charge Lessee all Costs incurred by Lessor therein. Any sum or sums so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor. Any such acts by Lessor in correcting Lessee’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Lessor’s right to exercise any or all remedies set forth herein;

(h) to immediately or at any time thereafter, and with or without notice, except as required herein, set off any money of Lessee held by Lessor under this Lease or any other Transaction Document or any Other Agreement against any sum owing by Lessee hereunder;

(i) Without limiting the generality of the foregoing or limiting in any way the rights of Lessor under this Lease or otherwise under applicable Laws, at any time after the occurrence, and during the continuance, of an Event of Default, Lessor shall be entitled to apply for and have a receiver appointed under applicable Law by a court of competent jurisdiction in any action taken by Lessor to enforce its rights and remedies hereunder in order to protect and preserve Lessor’s interest under this Lease or in the Property and the Personalty, ; provided, however, that prior to filing any application for appointment of a receiver Lessor shall deliver written notice to MEDC at the notice address provided for in the Recognition Agreement, and MEDC shall have the opportunity to exercise its step-in rights under the Recognition Agreement, before Lessor files any such receiver application, and in connection therewith, LESSEE HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AFTER THE OCCURRENCE, AND DURING THE CONTINUANCE, OF AN EVENT OF DEFAULT; and/or

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(j) to seek any equitable relief available to Lessor, including, without limitation, the right of specific performance.

Section 12.03. Cumulative Remedies. All powers and remedies given by Section 12.02 to Lessor, subject to applicable Law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Lessor under this Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Lessee contained in this Lease, and no delay or omission of Lessor to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given by this Section or by Law to Lessor may be exercised from time to time, and as often as may be deemed expedient, by Lessor, subject at all times to Lessor’s right in its sole judgment to discontinue any work commenced by Lessor or change any course of action undertaken by Lessor.

Section 12.04. Lessee Waiver. Lessee hereby expressly waives, for itself and all Persons claiming by, through and under Lessee, including creditors of all kinds, (a) any right and privilege which Lessee has under any present or future Legal Requirements to redeem the Property or to have a continuance of this Lease for the Lease Term after termination of Lessee’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease; (b) the benefits of any present or future Legal Requirement that exempts property from liability for debt or for distress for rent; (c) any present or future Legal Requirement relating to notice or delay in levy of execution in case of eviction of a tenant for nonpayment of rent; and (d) any benefits and lien rights which may arise pursuant to any present or future Legal Requirement.

ARTICLE XIII

Mortgage, Subordination and Attornment

Section 13.01. No Liens on Lessor’s Fee Interest. Lessor’s fee interest in the Property shall not be subordinate to any liens or encumbrances placed upon the Property by or resulting from any act of Lessee, and nothing herein contained shall be construed to require such subordination by Lessor. NOTICE IS HEREBY GIVEN THAT LESSEE IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY INTEREST OR ENCUMBRANCE OF ANY KIND UPON LESSOR’S FEE INTEREST IN THE PROPERTY OR THE HORIZONTAL IMPROVEMENTS, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID. Notwithstanding the foregoing, Lessee shall have the right to encumber the Tenant Interest, consisting collectively of Lessee’s leasehold interest under this Lease and Lessee’s ownership interest in the Vertical Improvements, but only as a single integrated interest and as expressly permitted under Section 13.07 below.

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Section 13.02. Subordination. This Lease shall be subordinate to the lien of any Mortgage now or hereafter placed upon the Property by Lessor; provided, however, that such subordination shall not be effective unless and until the holder of such Mortgage delivers to Lessee a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) in a commercially reasonable form, which SNDA shall provide that (a) so long as no Event of Default has occurred and is continuing, Lessee’s possession and rights under this Lease (including Lessee’s ownership of the Vertical Improvements) shall not be disturbed by reason of any foreclosure or other enforcement of such Mortgage, and (b) upon foreclosure or transfer in lieu thereof, the successor to Lessor’s interest shall recognize this Lease and Lessee’s rights hereunder, including without limitation Lessee’s ownership of the Vertical Improvements and the purchase option set forth in Exhibit E. Lessee shall execute and deliver any SNDA that complies with the foregoing requirements within fifteen (15) days following Lessor’s request.

Section 13.03. Attornment. In the event any purchaser or assignee of any Lender at a foreclosure sale acquires title to the Property, or in the event that any Lender or any purchaser or assignee otherwise succeeds to the rights of Lessor as landlord under this Lease, Lessee shall attorn to Lender or such purchaser or assignee, as the case may be (a “Successor Lessor”), and recognize the Successor Lessor as lessor under this Lease, and, subject to the provisions of this Article XIII, this Lease shall continue in full force and effect as a direct lease between the Successor Lessor and Lessee, provided that the Successor Lessor shall only be liable for any obligations of Lessor under this Lease which accrue after the date that such Successor Lessor acquires title. The foregoing provision shall be self-operative and effective without the execution of any further instruments.

Section 13.04. Execution of Additional Documents. Although the provisions in this Article XIII shall be self-operative and no future instrument of subordination shall be required, upon request by Lessor, Lessee shall execute and deliver such additional reasonable instruments as may be reasonably required for such purposes.

Section 13.05. Notice to Lender. Lessee shall give written notice to any Lender having a recorded lien upon the Property or any part thereof of which Lessee has been notified of any breach or default by Lessor of any of its obligations under this Lease and give such Lender at least sixty (60) days beyond any notice period to which Lessor might be entitled to cure such default before Lessee may exercise any remedy with respect thereto.

Section 13.06. Waiver of Landlord’s Lien; Lessee’s Personal Property. Lessor agrees that none of the property, including food, supplies, merchandise, inventory, furniture, trade fixtures, machinery, equipment, cash, or any proceeds from such property (but excluding any property owned by Lessor, any property constituting or incorporated into the Land, Horizontal Improvements or Vertical Improvements, and any property subject to Lessor’s reversionary interest under this Lease), that is located upon the Property, whether owned by Lessee or third parties, is subject to a contractual landlord’s lien or any other liens created in favor of Lessor pursuant to Law for the collection of Rental. All property subject to the foregoing waiver shall remain under the possession and control of Lessee during the Lease Term and may be removed by Lessee from time to time during the Lease Term and, subject to Sections 3.04 and 3.06, following the expiration or earlier termination of this Lease; provided that no removal may materially damage the Property, interfere with the operation of the Property as a Permitted Facility, or create or exacerbate an emergency or condition posing an imminent threat to life safety. Upon Lessee’s request, Lessor shall use commercially reasonable efforts to execute and deliver a commercially reasonable instrument evidencing the foregoing waiver to a bank, other lending institution or third party, provided that such instrument is in form and substance reasonably acceptable to Lessor and any applicable Lender and does not expand the scope of the waiver set forth in this Section. For the avoidance of doubt, the inclusion of any item within the definition of Personalty shall not cause such item to be subject to the waiver set forth in this Section if such item is otherwise within an express exclusion from such waiver.

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Section 13.07. Leasehold Mortgages. Notwithstanding anything to the contrary in this Lease except for Section 9.08, Lessee shall have the right, without Lessor’s consent but upon not less than thirty (30) days’ prior written notice to Lessor, to mortgage, pledge or otherwise encumber the Tenant Interest to a Recognized Mortgagee pursuant to a mortgage, deed of trust or other security instrument encumbering the Tenant Interest (a “Leasehold Mortgage”), subject to the conditions set forth in this Section. The Tenant Interest shall constitute a single integrated property interest consisting of both Lessee’s leasehold estate under this Lease and Lessee’s fee simple ownership interest in the Vertical Improvements. Each Leasehold Mortgage shall at all times encumber both components of the Tenant Interest, and neither component may be separately mortgaged, pledged, encumbered, foreclosed upon, assigned in lieu of foreclosure, transferred through enforcement or otherwise disposed of apart from the other. Any foreclosure, deed or assignment in lieu of foreclosure, transfer through enforcement or other exercise of remedies affecting either component of the Tenant Interest shall simultaneously affect both components and transfer both components to the same transferee.

(a) No Leasehold Mortgage shall extend to or encumber Lessor’s fee interest in the Property or the Horizontal Improvements.

(b) The holder of any Leasehold Mortgage (a “Recognized Mortgagee”) shall be an institutional lender, including without limitation any bank, savings and loan association, insurance company, pension fund, or other institutional investor, or a C-PACE lender specifically approved in writing by Lessor pursuant to Section 9.08.

(c) Any Recognized Mortgagee, as a condition to acquiring the Tenant Interest through foreclosure or a deed or assignment in lieu of foreclosure, shall assume in writing all of Lessee’s obligations under this Lease arising from and after such acquisition.

(d) Lessor shall deliver to each Recognized Mortgagee that has been identified to Lessor in a written notice delivered by Lessee pursuant to this Section 13.07 a copy of any notice of default delivered to Lessee. A Recognized Mortgagee shall have thirty (30) days after receipt of such notice to cure a monetary default and sixty (60) days after receipt of such notice to cure a nonmonetary default; provided, however, that no additional cure period shall apply to any default arising from (i) an Insolvency Event; (ii) an unauthorized transfer or encumbrance; (iii) the loss or lapse of required insurance, unless such loss or lapse is capable of being cured by the payment of premiums or the procurement of replacement coverage and the Recognized Mortgagee cures such default within thirty (30) days after receipt of Lessor’s notice; (iv) a lien, encumbrance or other threat against Lessor’s fee estate; (v) an emergency or condition posing an imminent threat to life safety; (vi) abandonment of the Property; (vii) a default that is not susceptible to cure by payment or performance; or (viii) a default under the City Development Agreement, Recognition Agreement, Operations Lease or Operator Agreement requiring action before expiration of the otherwise applicable cure period.

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Upon the expiration or earlier termination of this Lease (other than pursuant to a closing under Exhibit E), any Leasehold Mortgage and any lien, security interest, deed of trust, collateral assignment or other encumbrance affecting the Tenant Interest shall automatically cease to attach to the Vertical Improvements upon conveyance of the Vertical Improvements to Lessor pursuant to Section 3.07. Lessee and each Recognized Mortgagee shall promptly execute, deliver and record such releases, partial releases, lien waivers, termination statements, assignments, satisfactions and other instruments as Lessor may reasonably request in order to evidence the termination and release of any such encumbrance from the Vertical Improvements and to provide Lessor with clear and marketable title thereto. This obligation shall survive expiration or termination of this Lease.

Notwithstanding any provision hereof to the contrary, in the event of any inconsistency between the terms of this Section 13.07 and the terms of Section 9.08, the terms of Section 9.08 shall control with respect to such inconsistency. Notwithstanding the foregoing, any transfer of the Tenant Interest pursuant to the Lease Assignment in Lieu (as defined in the Recognition Agreement) shall be deemed a permitted transfer hereunder, provided that the transferee assumes all obligations required under the Recognition Agreement and this Lease.

Section 13.08. Subordination of Landlord’s Lien to Equipment Financing. Lessee may obtain equipment financing without Lessor’s approval. Upon Lessee’s request, Lessor shall use commercially reasonable efforts to execute and deliver a commercially reasonable landlord’s waiver, consent and subordination agreement in favor of the applicable equipment lender, provided that such agreement is in form and substance reasonably acceptable to Lessor and any applicable Lender. No such agreement shall apply to (a) the Land or Horizontal Improvements; (b) structural components, building systems, replacements or fixtures constituting part of the Horizontal Improvements; (c) property owned by Lessor or subject to Lessor’s reversionary interest; (d) property subject to the Recognition Agreement, any approved collateral assignment, MEDC collateral rights or another approved security arrangement; or (e) any property whose removal could materially damage the Property, materially impair the operation of the Property as a Permitted Facility or create or exacerbate an emergency or condition posing an imminent threat to life safety. The equipment lender shall remove its collateral within thirty (30) days after the expiration or earlier termination of this Lease or such longer period as Lessor may reasonably approve, repair all damage resulting from such removal, and restore the affected portions of the Property to substantially the condition existing immediately before such removal. After expiration of the removal period, Lessor may remove, store, retain or dispose of the remaining collateral without liability, subject to applicable Law. Any such agreement shall remain subordinate to any Mortgage. Lessee shall reimburse Lessor for its reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred in reviewing and executing any such agreement.

ARTICLE XIV

Assignment

Section 14.01. Assignment by Lessor. As a material inducement to Lessor’s willingness to enter into the transactions contemplated by this Lease (the “Transaction”) and the other Transaction Documents, Lessee hereby agrees that Lessor may, from time to time and at any time and without the consent of Lessee, engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other Laws: (a) the sale, assignment, grant, conveyance, transfer, financing, re-financing, purchase or re-acquisition of the Property, this Lease or any other Transaction Document, Lessor’s right, title and interest in this Lease or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing; or (b) a Securitization and related transactions. Without in any way limiting the foregoing, the parties acknowledge and agree that Lessor, in its sole discretion, may assign this Lease or any interest herein to another Person in order to maintain Lessor’s or any of its Affiliates’ status as a REIT. In the event of any such sale or assignment other than a security assignment, Lessee shall attorn to such purchaser or assignee (so long as Lessor and such purchaser or assignee notify Lessee in writing of such transfer and such purchaser or assignee expressly assumes in writing the obligations of Lessor hereunder from and after the date of such assignment). At the request of Lessor, Lessee will execute such documents confirming the sale, assignment or other transfer and such other agreements as Lessor may reasonably request, provided that the same do not increase the liabilities and obligations of Lessee hereunder. Lessor shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Lessor contained herein, except for obligations or liabilities accrued prior to such assignment or sale.

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Section 14.02. Assignment by Lessee.

(a) Permitted Transfers. Notwithstanding anything to the contrary in this Lease, Lessee may, without Lessor’s consent but upon not less than thirty (30) days’ prior written notice to Lessor, assign this Lease or any interest herein to:

(i) any Affiliate of Lessee that remains controlled by Venu Holding Corporation within the meaning of the definition of Affiliate, provided that Lessee and each Guarantor remain liable for all obligations under this Lease and the Guaranty; or

(ii) any Recognized Mortgagee that acquires the Tenant Interest through foreclosure or acceptance of a deed or assignment in lieu of foreclosure of a Leasehold Mortgage, or any designee, nominee or purchaser at a foreclosure sale, in each case approved in writing by Lessor, which approval shall not be unreasonably withheld, conditioned or delayed.

Any permitted transfer shall simultaneously transfer to the same transferee both Lessee’s leasehold estate under this Lease and Lessee’s ownership interest in the Vertical Improvements, and no permitted transfer may result in the separation of such interests. As conditions to each permitted transfer under this Section 14.02(a), (A) the transferee shall assume in writing all obligations of Lessee under this Lease and all applicable obligations relating to the City Development Agreement, Recognition Agreement, Operations Lease, Operator Agreement and approved operator structure; (B) the transfer shall not impair or release the Guaranty; (C) the approved operator structure shall remain in place; (D) all approvals required under the City Development Agreement and Recognition Agreement shall have been obtained; and (E) the transfer shall comply with all applicable requirements of each Lender.

(b) Other Transfers. For any assignment not permitted under Section 14.02(a), Lessee shall not assign this Lease without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned, or delayed. In determining whether to grant or withhold consent, Lessor may consider: (i) the proposed assignee’s financial condition, creditworthiness, and net worth; (ii) the proposed assignee’s experience in owning and operating properties similar to the Property; (iii) the proposed assignee’s reputation and character; (iv) the proposed assignee’s compliance history; (v) whether the approved operator structure will remain in place; (vi) whether all approvals required under the City Development Agreement and Recognition Agreement have been or will be obtained as conditions to the proposed assignment; (vii) whether the proposed assignment satisfies the requirements of each Lender and preserves the Guaranty or provides replacement guaranty support reasonably acceptable to Lessor; (viii) whether the proposed assignment complies with the Transaction Documents and Project Agreements; (ix) the effect of the proposed assignment upon Lessor’s fee estate, reversionary interest and rights and remedies; and (x) whether the proposed assignment would adversely affect Lessor’s status as a REIT. Lessor shall use commercially reasonable efforts to respond to any request for consent within thirty (30) days after receipt of Lessee’s written request, provided that such request is accompanied by complete financial and other information reasonably required by Lessor regarding the proposed assignee and the proposed assignment. Lessor’s failure to respond within such period shall not constitute or be deemed consent to the proposed assignment.

(c) Assumption; Release. At the time of any assignment of this Lease (whether or not Lessor’s consent is required), the assignee shall assume all of the obligations of Lessee under this Lease pursuant to a written assumption agreement in form and substance reasonably acceptable to Lessor. Any such assignment shall simultaneously transfer to the assignee Lessee’s ownership interest in the Vertical Improvements. No assignment shall release Lessee or any Guarantor from any obligation under this Lease or the Guaranty unless Lessor expressly approves such release in writing. In determining whether to approve a release, Lessor shall act reasonably and may consider whether (i) Lessor has approved the assignment; (ii) Lessor has determined that the proposed assignee’s financial condition, creditworthiness, liquidity, net worth and operating experience are reasonably satisfactory; (iii) Lessor has received replacement guaranties reasonably acceptable to Lessor; (iv) no Event of Default exists; (v) the Initial Improvements have been completed; (vi) all construction and lien obligations have been satisfied; (vii) all required City Party and Lender approvals have been obtained; and (viii) the approved operator structure will remain in place. Lessor shall use commercially reasonable efforts to respond to a request for release within thirty (30) days after receiving complete information reasonably required to evaluate the proposed assignee, replacement guaranties and proposed release.

(d) Prohibited Assignments. Any assignment in violation of this Section 14.02 shall be voidable at the sole option of Lessor. Any consent to an assignment given by Lessor hereunder shall not be deemed a consent to any subsequent assignment.

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(e) Operations Lease. For the avoidance of doubt, the Operations Lease or other agreement for the operation of structures on the Property that is approved by Lessor shall not constitute an assignment in violation of this Section 14.02. Any Operations Lease or Operator Agreement shall remain subordinate to this Lease, shall terminate automatically upon the expiration or earlier termination of this Lease unless Lessor elects otherwise in writing, and shall not impose any monetary, maintenance, operational, indemnification or other obligation or liability upon Lessor unless expressly assumed by Lessor in writing.

Section 14.03. No Sale of Assets. Without the prior written consent of Lessor, Lessee shall not sell all or substantially all of Lessee’s assets. Any sale of Lessee’s assets in violation of this Section 14.03 shall be voidable at the sole option of Lessor. Any consent to a sale of Lessee’s assets given by Lessor hereunder shall not be deemed a consent to any subsequent sale of Lessee’s assets.

Section 14.04. Subletting. Lessee shall not sublet any or all of the Property without the prior written consent of Lessor, such consent not to be unreasonably withheld, conditioned or delayed and any purported subletting without such consent shall be void; provided, however, that Lessee may, without Lessor’s consent, enter into subleases, licenses or similar occupancy arrangements with telecommunications, wireless, cellular or internet service providers for the installation, operation and maintenance of telecommunications or data transmission equipment at the Property (each, a “Telecommunications Sublease”), so long as such Telecommunications Sublease (i) is entered into on commercially reasonable terms, (ii) does not grant any ownership interest in, or lien upon or other encumbrance against, the Property, Lessor’s fee estate, the Land or the Horizontal Improvements, (iii) is subordinate to this Lease and each Mortgage, (iv) terminates upon the expiration or earlier termination of this Lease unless Lessor elects otherwise in writing, and (v) does not impose any obligation or liability upon Lessor unless expressly assumed by Lessor in writing. No sublease shall relieve Lessee or any Guarantor from any obligation under this Lease or the Guaranty, and each sublease shall be subordinate to this Lease and each Mortgage and shall terminate upon the expiration or earlier termination of this Lease unless Lessor elects otherwise in writing. No sublease shall grant any ownership interest in, lien upon or other encumbrance against Lessor’s fee estate, the Land or the Horizontal Improvements or impose any obligation or liability upon Lessor unless expressly assumed by Lessor in writing.

ARTICLE XV

Notices

Section 15.01. Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Lease shall be in writing and given by any one of the following: (a) hand delivery; (b) express overnight delivery service; (c) certified or registered mail, return receipt requested; or (d) email transmission, and shall be deemed to have been delivered upon (i) receipt, if hand delivered; (ii) the next Business Day, if delivered by a reputable express overnight delivery service; (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested; or (iv) transmission, if delivered by email transmission. Notices shall be provided to the parties and addresses (or electronic mail addresses) specified below:

If to Lessee:	Sunset Ground at McKinney LLC 1755 Telstar Drive, Suite 501 Colorado Springs, CO 80920 Attention: General Counsel Email: ***

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If to Lessor:	STORE Capital Acquisitions, LLC 8377 E. Hartford Drive, Suite 100 Scottsdale, AZ 85255 Attention: Asset Management Email: customerservice@storecapital.com

With a copy to:	Womble Bond Dickinson (US) LLP 201 East Washington Street, Suite 1200 Phoenix, Arizona 85004 Attention: John Rawicz, Esq. Email: ***,

or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.

ARTICLE XVI

INTENTIONALLY DELETED

ARTICLE XVII

MISCELLANEOUS

Section 17.01. Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform (each, a “Force Majeure Event”) shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, expressly excluding, however, the obligations imposed upon Lessee with respect to Rental and other Monetary Obligations to be paid hereunder.

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Section 17.02. No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of the Property by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (b) the fee estate or ownership of the Property or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Property or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

Section 17.03. Interpretation. Lessor and Lessee acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.

Section 17.04. Characterization. The following expressions of intent, representations, warranties, covenants, agreements, stipulations and waivers are a material inducement to Lessor entering into this Lease:

(a) Lessor and Lessee intend that (i) this Lease is a “true lease,” is not a mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; (ii) the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Lessor and Lessee, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership (de facto or de jure) between Lessor and Lessee, to make them joint venturers, to make Lessee an agent, legal representative, partner, subsidiary or employee of Lessor, nor to make Lessor in any way responsible for the debts, obligations or losses of Lessee; and (iii) the Transaction is a sale leaseback of land for federal, state and local income tax purposes, and no party shall take a position inconsistent with any of the foregoing on any income tax return.

(b) Lessee waives any claim or defense based upon the characterization of this Lease as anything other than a true lease of the Property. Lessee stipulates and agrees (i) not to challenge the validity, enforceability or characterization of the lease of the Property as a true lease of the Property; and (ii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 17.04.

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Section 17.05. Disclosures.

(a) Securities Act or Exchange Act. The parties agree that, notwithstanding any provision contained in this Lease, any party (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, any matter required under the Securities Act or the Exchange Act.

(b) Lessor Advertising and Related Publications. Lessee hereby consents to the use by Lessor of, and Lessor is hereby expressly permitted to use, Lessee’s name, trademarks, logos, pictures of stores and signage, and basic Transaction information (collectively “Lessee’s Information”) solely in connection with Lessor’s sales, advertising, and press release materials, including on Lessor’s website. Lessee’s consent shall be deemed authorization for the limited use of Lessee’s Information by Lessor under all applicable copyright and trademark laws.

(c) Public Disclosures. Except as required by Law, Lessee shall not make any public disclosure, including press releases or any form of media release, of this Lease or any transactions relating hereto without the prior written consent of Lessor.

Section 17.06. Attorneys’ Fees. In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other Costs in addition to any other relief to which it may be entitled. In addition, the prevailing party shall, upon demand, be entitled to all attorneys’ fees and all other Costs incurred in the preparation and service of any notice or demand hereunder, whether or not a legal action is subsequently commenced.

Section 17.07. Memorandum of Lease. Concurrently with the execution of this Lease, Lessor and Lessee are executing Lessor’s standard form memorandum of ground lease in recordable form, indicating the names and addresses of Lessor and Lessee, a description of the Property, the Lease Term, a reference to the existence of the purchase option set forth in Exhibit E (but not the terms of the purchase option), but omitting Rentals and such other terms of this Lease as Lessor may not desire to disclose to the public. Further, upon Lessor’s request, Lessee agrees to execute and acknowledge a termination of ground lease and/or quitclaim deed in recordable form to be held by Lessor until the expiration or sooner termination of the Lease Term; provided, however, if Lessee shall fail or refuse to sign such a document in accordance with the provisions of this Section within ten (10) days following a request by Lessor, Lessee irrevocably constitutes and appoints Lessor as its attorney-in-fact to execute and record such document, it being stipulated that such power of attorney is coupled with an interest and is irrevocable and binding. The Memorandum of Lease shall disclose that Lessee’s leasehold estate under this Lease and Lessee’s fee simple ownership interest in the Vertical Improvements are appurtenant to and inseparable from one another and may not be separately conveyed, assigned, transferred, pledged, mortgaged, encumbered, foreclosed upon or otherwise disposed of. Any permitted transfer, foreclosure, deed or assignment in lieu of foreclosure or other exercise of remedies affecting either interest shall simultaneously affect both interests and transfer both interests to the same transferee. The Memorandum of Lease shall also disclose that the Vertical Improvements are subject to Lessee’s obligation to convey the Vertical Improvements to Lessor upon expiration or termination of this Lease, other than upon a closing under the purchase option set forth in Exhibit E.

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Section 17.08. NO BROKERAGE. LESSOR AND LESSEE REPRESENT AND WARRANT TO EACH OTHER THAT THEY HAVE HAD NO CONVERSATION OR NEGOTIATIONS WITH ANY BROKER CONCERNING THE LEASING OF THE PROPERTY. EACH OF LESSOR AND LESSEE AGREES TO PROTECT, INDEMNIFY, SAVE AND KEEP HARMLESS THE OTHER, AGAINST AND FROM ALL LIABILITIES, CLAIMS, LOSSES, COSTS, DAMAGES AND EXPENSES, INCLUDING ATTORNEYS’ FEES, ARISING OUT OF, RESULTING FROM OR IN CONNECTION WITH THEIR BREACH OF THE FOREGOING WARRANTY AND REPRESENTATION.

Section 17.09. Waiver of Jury Trial and Certain Damages. LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LESSOR AND LESSEE, LESSEE’S USE OR OCCUPANCY OF THE PROPERTY, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY AND ANY OF THE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OF LESSOR OR LESSEE, AS APPLICABLE, OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY LESSOR AND LESSEE OF ANY RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

Section 17.10. Securitizations. As a material inducement to Lessor’s willingness to enter into the Transactions contemplated by this Lease and the other Transaction Documents, Lessee hereby acknowledges and agrees that Lessor may, from time to time and at any time (a) advertise, issue press releases, send direct mail or otherwise disclose information regarding the Transaction for marketing purposes; and (b) (i) act or permit another Person to act as sponsor, settler, transferor or depositor of, or a holder of interests in, one or more Persons or other arrangements formed pursuant to a trust agreement, indenture, pooling agreement, participation agreement, sale and servicing agreement, limited liability company agreement, partnership agreement, articles of incorporation or similar agreement or document; and (ii) permit one or more of such Persons or arrangements to offer and sell stock, certificates, bonds, notes, other evidences of indebtedness or securities that are directly or indirectly secured, collateralized or otherwise backed by or represent a direct or indirect interest in whole or in part in any of the assets, rights or properties described in Section 14.01 of this Lease, in one or more Persons or arrangements holding such assets, rights or properties, or any of them (collectively, the “Securities”), whether any such Securities are privately or publicly offered and sold, or rated or unrated (any combination of which actions and transactions described in both clauses (i) and (ii) in this paragraph, whether proposed or completed, are referred to in this Lease as a “Securitization”). Lessee shall cooperate fully with Lessor and any Affected Party with respect to all reasonable requests and due diligence procedures and use reasonable efforts to facilitate such Securitization, provided that such cooperation shall be at no additional cost or expense to Lessee so long as Lessee is not otherwise required to provide such information to Lessor pursuant to the other provisions of this Lease.

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Section 17.11. State-Specific Provisions. The provisions and/or remedies which are set forth on the attached Exhibit D shall be deemed a part of and included within the terms and conditions of this Lease.

Section 17.12. Purchase Option. The provisions which are set forth on the attached Exhibit E shall be deemed a part of and included within the terms and conditions of this Lease.

Section 17.13. Time is of the Essence; Computation. Time is of the essence with respect to each and every provision of this Lease. If any deadline provided herein falls on a non-Business Day, such deadline shall be extended to the next day that is a Business Day.

Section 17.14. Waiver and Amendment. No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Lessor of an amount less than the Rental and other Monetary Obligations stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such Rental or other Monetary Obligations then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Lessor’s right to collect any unpaid amounts or an accord and satisfaction.

Section 17.15. MEDC Consent to Certain Amendments. Notwithstanding any other provision of this Lease, prior to Completion, no amendment, modification, waiver, termination, surrender, or replacement of this Lease that materially and adversely affects MEDC’s lien, collateral, notice rights, cure rights, step-in rights or replacement-party rights expressly granted to MEDC under the Development Agreement or the Recognition Agreement shall be effective without MEDC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any purported amendment, modification, or termination of this Lease in violation of this Section shall be void and of no force and effect against MEDC.

Section 17.16. Successors Bound. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

Section 17.17. Captions. Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

Section 17.18. Other Documents. Each of the parties agrees to sign such other and further documents as may be necessary or appropriate to carry out the intentions expressed in this Lease.

Section 17.19. Entire Agreement. This Lease and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided.

Section 17.20. Forum Selection; Jurisdiction; Venue; Choice of Law. For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the state where the Property is located. Lessee consents that it may be served with any process or paper by registered mail or by personal service within or without the state where the Property is located in accordance with applicable Law. Furthermore, Lessee waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. This Lease shall be governed by, and construed with, the Laws of the applicable state in which the Property is located, without giving effect to any state’s conflict of Laws principles.

Section 17.21. Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original. Furthermore, the undersigned agree that transmission of a fully executed copy of this Lease via e-mail in a “.pdf” or other electronic format shall be deemed transmission of the original Lease for all purposes.

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IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date first above written.

LESSOR:

STORE CAPITAL ACQUISITIONS, LLC, a Delaware limited liability company

By:	/s/ Lori Markson

Printed Name:	Lori Markson

Title:	Executive Vice President

STORE / Venu Holding Corporation Ground Lease Agreement Venu – McKinney, TX

IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date first above written.

LESSEE: SUNSET GROUND AT MCKINNEY LLC, a Colorado limited liability company

By:	Notes Live Real Estate, LLC
By:	Venu Holding Corporation

By:	/s/ JW Roth

Printed Name:	J.W. Roth

Title:	Chairman and CEO

STORE / Venu Holding Corporation Ground Lease Agreement Venu – McKinney, TX

EXHIBITS

Exhibit A: Defined Terms

Exhibit B: Legal Description and Street Address of the Property

Exhibit C: Intentionally Omitted

Exhibit D: State-Specific Provisions

Exhibit E: Purchase Option

Exhibit F: Budget

Schedule 9.03 Supplemental Financial Information

STORE / Venu Holding Corporation Ground Lease Agreement Venu – McKinney, TX

EXHIBIT A

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Lease:

“Additional Rental” has the meaning set forth in Section 4.03.

“Adjustment Date” has the meaning set forth in Section 1.07.

“Affected Party” means each direct or indirect participant or investor in a proposed or completed Securitization, including, without limitation, any prospective owner, any rating agency or any party to any agreement executed in connection with the Securitization.

“Affiliate” means any Person which directly or indirectly controls, is under common control with or is controlled by any other Person. For purposes of this definition, “controls,” “under common control with,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

“Anti-Money Laundering Laws” means all applicable Laws, regulations and government guidance on the prevention and detection of money laundering, including, without limitation, (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 CFR Part 103.

“Applicable Requirements” means any and all (i) zoning requirements, (ii) covenants, conditions, restrictions and easements now or hereafter of record, (iii) association or other rules and regulations, (iv) setback lines, (v) applicable public or private use restrictions, or (v) other restrictions or regulations, which are applicable to Lessee or to the Property, or to the use, manner of use, occupancy, possession, improvement, operation, maintenance, alteration, repair or restoration of the Property, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of the Property.

“Architect’s Agreement” means the agreement between Lessee and Lessee’s Architect for the performance of architectural services in connection with the construction of the Improvements pursuant to AIA form B141 or B151, with such changes to such form as Lessor may reasonably approve (subject to Section 7.02(a)(i)), or pursuant to such other form as Lessor may reasonably approve.

“As-Built Survey” means an ALTA survey depicting the completed Improvements, which survey shall be prepared and certified in accordance with Lessor’s Standard Survey Requirements, including, without limitation, the Minimum Standard Detail Requirements and Classifications for ALTA/NSPS Land Title Surveys, jointly established and adopted by ALTA and NSPS in 2021, as revised from time to time, including such Table A items as Lessor shall require and depicting the location of all utilities located on or immediately adjacent to the Land.

“Base Annual Rental” has the meaning set forth in Section 1.05.

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“Base Monthly Rental” means an amount equal to 1/12 of the applicable Base Annual Rental.

“Budget” means the detailed budget for the Development Price prepared by Lessee and/or Lessee’s Architect and approved in writing by Lessor, allocating the Development Price to specific items of Hard Costs, as the same may be amended, modified or supplemented with the consent of Lessor. The Budget approved by Lessor as of the Effective Date is attached as Exhibit F.

“Business Day” means a day on which banks located in Scottsdale, Arizona are not required or authorized to remain closed.

“Casualty” means any loss of or damage to any property included within or related to the Property or arising from an adjoining property caused by an Act of God, fire, flood or other catastrophe.

“Change Orders” means any amendments, modifications or supplements to the Contract Documents, accompanied by a certificate of Lessee outlining the impact of the amendment or modification on the Development Price and the Budget, which amendments or modifications are subject to the prior approval of Lessor.

“City Development Agreement” means that certain Amended and Restated Chapter 380, Grant, and Development Agreement dated as of October 19, 2026, by and among the City of McKinney, Texas, McKinney Economic Development Corporation, McKinney Community Development Corporation, and Venu Holding Corporation, as the same may be amended from time to time in accordance with its terms.

“City Parties” means, collectively, the City of McKinney, Texas, McKinney Economic Development Corporation and McKinney Community Development Corporation (each, a “City Party”).

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Condemnation” means a Taking and/or a Requisition.

“Contract Documents” means the Architect’s Agreement (including the final drawings, specifications and other agreements and schedules for the construction of the Initial Improvements prepared by Lessee’s Architect) and the General Contract, together with all amendments and modifications thereof and supplements thereto made by Change Orders, all of which agreements and items are subject to the approval of Lessor.

“Costs” means all reasonable costs and expenses incurred by a Person, including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, brokerage fees, escrow fees, title insurance premiums, appraisal fees, stamp taxes, recording fees and transfer taxes or fees, as the circumstances require.

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“Default Rate” means 18% per annum or the highest rate permitted by Law, whichever is less.

“Development Price” means an amount equal to the sum of (i) the Hard Costs, and (ii) the Soft Costs.

“Effective Date” has the meaning set forth in the introductory paragraph of this Lease.

“Environmental Laws” means federal, state and local Laws, ordinances, common law requirements and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees having the effect of Law in effect now or in the future and including all amendments, that relate to Hazardous Materials, Regulated Substances, USTs, and/or the protection of human health or the environment, or relating to liability for or Costs of Remediation or prevention of Releases, and apply to Lessee and/or the Property.

“Environmental Liens” means any liens and other encumbrances imposed pursuant to any Environmental Law.

“Event of Default” has the meaning set forth in Section 12.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Force Majeure Event” has the meaning set forth in Section 17.01.

“GAAP” means generally accepted accounting principles, consistently applied from period to period.

“General Contract” means the construction contract between Lessee and General Contractor for the development of the Property and the construction of the Initial Improvements, for a stipulated amount or guaranteed maximum price, pursuant to AIA form A101 or A102, with such changes to such form as Lessor may reasonably approve (subject to Section 7.02(a)(i)), or pursuant to such other form as Lessor may reasonably approve.

“General Contractor” means the general contractor named in the General Contract.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local Laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.

“Guarantor” means, individually and collectively, (i) J.W. Roth, a married man residing in the State of Florida, (ii) Venu Holding Corporation, a Colorado corporation, or (iii) any additional or replacement guarantor(s) approved by Lessor in its sole and absolute discretion.

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“Guaranty” means that certain Unconditional Guaranty of Payment and Performance dated as of the date hereof given by each Guarantor for the benefit of Lessor, as the same may be amended from time to time.

“Hard Costs” means the total of all costs and expenses, other than the Soft Costs, relating to the construction of the Initial Improvements as identified in the Budget.

“Hazardous Materials” means (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants, the presence of which causes the Property to be in violation of any local, state or federal Law or regulation, or Environmental Law, or are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants,” “pollutants,” or words of similar import under any applicable local, state or federal Law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid Laws; (b) asbestos in any form which is friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) per- and poly-fluoroalkyl substances; (d) underground storage tanks; and (e) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Indemnified Parties” means Lessor, its members, managers, officers, directors, shareholders, partners, employees, affiliates, subsidiaries, successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Lessor.

“Initial Improvements” means the outdoor amphitheater and attendant facilities, such as the parking garage and other parking, currently being constructed by Lessee pursuant to the Initial Improvements Plans and Specifications.

“Initial Improvements Plans and Specifications” means the plans and specifications for the Initial Improvements prepared by BCA-STUDIOS Architects under that certain construction agreement dated as of March 4, 2025, between Sunset at McKinney, LLC and Crossland Construction Company, Inc., for the construction of the Initial Improvements as approved by all applicable Governmental Authorities.

“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any Person, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate action to authorize any of the actions set forth above in this definition.

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“Insurance Premiums” has the meaning in Section 6.04.

“Land” means that parcel or parcels of real estate legally described on Exhibit B attached hereto.

“Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.

“Lease Term” has the meaning described in Section 3.01.

“Legal Requirements” means the requirements of all present and future Laws (including, without limitation, Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Lessee or to the Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Property, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of the Property.

“Lender” means any lender in connection with any loan secured by Lessor’s interest in the Property, and any servicer of any loan secured by Lessor’s interest in the Property.

“Leasehold Mortgage” has the meaning set forth in Section 13.07.

“Lessee Entity” or “Lessee Entities” means individually or collectively, as the context may require, Lessee and Guarantor, and all Affiliates thereof.

“Lessee Reporting Entities” means individually or collectively, as the context may require, Lessee and Venu Holding Corporation, a Colorado corporation. If applicable, Lessor will accept financial statements from the parent entity of Lessee in lieu of financial statements from Lessee provided that such parent entity is a guarantor of this Lease.

“Lessee’s Information” has the meaning set forth in Section 17.05(b).

“Lessor Entity” or “Lessor Entities” means individually or collectively, as the context may require, Lessor and all Affiliates of Lessor.

“Lessor Transfer” has the meaning set forth in Section 4.09(e).

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“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, diminutions in value, fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs of defense).

“Material Adverse Effect” means a material adverse effect on (a) the Property, including, without limitation, the operation of the Property as a Permitted Facility and/or the value of the Property; (b) the contemplated business, condition, worth or operations of any Lessee Entity; (c) Lessee’s ability to perform its obligations under this Lease; (d) Lessor’s interests in the Property, this Lease or the other Transaction Documents; or (e) any Guarantor’s ability to perform its obligations under the Guaranty.

“MEDC” has the meaning set forth in Section 4.10(c).

“Monetary Obligations” means all Rental and all other sums payable or reimbursable by Lessee under this Lease to Lessor, to any third party on behalf of Lessor, or to any Indemnified Party.

“Mortgage” means, collectively, the mortgages, deeds of trust or deeds to secure debt, assignments of rents and leases, security agreements and fixture filings executed by Lessor for the benefit of Lender with respect to the Property, as such instruments may be amended, modified, restated or supplemented from time to time and any and all replacements or substitutions.

“Net Award” means (a) the entire award payable with respect to the Property by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise; or (b) the entire proceeds of any insurance required under Section 6.03 payable with respect to the Property, as the case may be, and in either case, less any Costs incurred by Lessor in collecting such award or proceeds.

“OFAC Laws” means Executive Order 13224 issued by the President of the United States, and all regulations promulgated thereunder, including, without limitation, the Terrorism Sanctions Regulations (31 CFR Part 595), the Terrorism List Governments Sanctions Regulations (31 CFR Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 CFR Part 597), and the Cuban Assets Control Regulations (31 CFR Part 515), and all other present and future federal, state and local Laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as supplemented, amended or modified from time to time after the Effective Date, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar Laws, ordinances, regulations, policies or requirements of other states or localities.

“Operator Agreement” means the Operations Lease or another operations lease, sublease, management agreement, or other operating arrangement approved by Lessor and the applicable City Parties pursuant to which the approved operator operates or manages the Project, as the same may be amended from time to time with Lessor’s prior written consent.

STORE / Venu Holding Corporation Ground Lease Agreement Venu – McKinney, TX A-6

“Operations Lease” means that certain Amended and Restated Operations Sublease Agreement dated as of October 19, 2026 by and between Sunset Operations at McKinney, LLC, a Colorado limited liability company, as “Lessee”, and Sunset at McKinney, LLC, a Colorado limited liability company, as “Lessor”.

“Other Agreements” means, collectively, all agreements and instruments now or hereafter entered into between, among or by (a) any of the Lessee Entities; and, or for the benefit of, (b) any of the Lessor Entities, including, without limitation, leases, promissory notes and guaranties, but excluding this Lease and all other Transaction Documents.

“Partial Condemnation” has the meaning set forth in Section 11.03.

“Payment Default Date” has the meaning set forth in Section 4.09(d).

“Permitted Amounts” shall mean, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the state where the Property is located.

“Permitted Facility” means an outdoor amphitheater and attendant facilities, all related purposes such as ingress, egress and parking, and uses incidental thereto.

“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Personalty” means any and all “goods” (excluding “inventory,” and including, without limitation, all “equipment,” “fixtures,” appliances and furniture (as “goods,” “inventory,” “equipment” and “fixtures” are defined in the applicable Uniform Commercial Code then in effect in the applicable jurisdiction)) from time to time situated on or used in connection with the Property, whether now owned or held or hereafter arising or acquired, together with all replacements and substitutions therefore and all cash and non-cash proceeds (including insurance proceeds and any title and UCC insurance proceeds) and products thereof, and, in the case of tangible collateral, together with all additions, attachments, accessions, parts, equipment and repairs now or hereafter attached or affixed thereto or used in connection therewith.

“Prepaid Rent” has the meaning set forth in Section 4.09(a).

“Prepaid Rent Period” has the meaning set forth in Section 4.09(a).

“Project Agreements” has the meaning set forth in Section 9.06.

“Property” has the meaning set forth in Section 1.01.

“Real Estate Taxes” has the meaning set forth in Section 6.04.

STORE / Venu Holding Corporation Ground Lease Agreement Venu – McKinney, TX A-7

“Recognition Agreement” means that certain Consent, Recognition, Subordination, Nondisturbance, and Development Agreement Protection Agreement entered into as of October 19, 2026, by and among the City of McKinney, Texas, a Texas home rule municipal corporation, McKinney Economic Development Corporation, a Texas nonprofit development corporation, McKinney Community Development Corporation, a Texas nonprofit development corporation, Venu Holding Corporation, successor-by-name-change to Notes Live, Inc., a Colorado corporation, Sunset Operations at McKinney, LLC, a Colorado limited liability company, Lessee, and Lessor, as the same may be amended from time to time in accordance with its terms.

“Recognized Mortgagee” has the meaning set forth in Section 13.07.

“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any of the Environmental Laws and any applicable federal, state, county or local Laws applicable to or regulating USTs.

“REIT” means a real estate investment trust as defined under Section 856 of the Code.

“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials or Regulated Substances into the environment.

“Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs.

“Rental” means, collectively, the Base Annual Rental and the Additional Rental.

“Rental Adjustment” means an amount equal to two and one-half percent (2.5%) of the Base Annual Rental in effect immediately prior to the applicable Adjustment Date.

“Requirements of Governmental Authority” means any law, ordinance, order, rule or regulation of a Governmental Authority.

“Requisition” means any temporary requisition or confiscation of the use or occupancy of the Property by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Reserve” has the meaning in Section 6.04.

“Securities” has the meaning set forth in Section 17.10.

STORE / Venu Holding Corporation Ground Lease Agreement Venu – McKinney, TX A-8

“Securities Act” means of the Securities Act of 1933, as amended.

“Securitization” has the meaning set forth in Section 17.10.

“Soft Costs” means certain fees, costs and expenses relating to the construction of the Initial Improvements as identified in the Budget as soft costs, including, without limitation, the cost of title insurance, the reasonable attorneys’ fees of Lessee, the cost of surveys, stamp taxes, transfer taxes, disbursement fees, escrow and recording fees and the reasonable fees and expenses of Lessee’s Architect, which shall be approved as to category and amount by Lessor in its (i) reasonable discretion to the extent such fees, costs and expenses do not exceed the aggregate amount of Soft Costs shown in the Budget and (ii) sole discretion to the extent such fees, costs and expenses exceed the aggregate amount of Soft Costs shown in the Budget.

“Standstill Deposit” has the meaning set forth in Section 4.10.

“Standstill Obligations” has the meaning set forth in Section 4.10.

“Standstill Period” has the meaning set forth in Section 4.10.

“Successor Lessor” has the meaning set forth in Section 13.03.

“Taking” means (a) any taking or damaging of all or a portion of the Property (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special; (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding; or (iii) by any other means; or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the Law applicable to the Property.

“Temporary Taking” has the meaning set forth in Section 11.04.

“Tenant Interest” means collectively Lessee’s leasehold estate under this Lease and Lessee’s fee simple ownership interest in the Vertical Improvements during the Lease Term, which interests are appurtenant to and inseparable from one another and shall be conveyed, assigned, transferred, pledged, mortgaged, encumbered, foreclosed upon and otherwise disposed of only together and to the same transferee.

“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding the Property which may result from such Release.

“Title Policy” means the owner’s policy of title insurance issued to Lessor in connection with Lessor’s acquisition of the Land.

“Total Condemnation” has the meaning set forth in Section 11.02.

“Transaction” has the meaning set forth in Section 14.01.

“Transaction Documents” means this Lease, the Guaranty, the Recognition Agreement, the Memorandum of Lease, each approved collateral assignment relating to the Tenant Interest, and all other documents executed by Lessor and Lessee or a Guarantor in connection with the transactions contemplated hereby, as the same may be amended from time to time in accordance with their respective terms.

“Trigger Event” has the meaning set forth for such term in the Recognition Agreement.

“U.S. Publicly Traded Entity” means an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the United States or a wholly-owned subsidiary of such an entity.

“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

STORE / Venu Holding Corporation Ground Lease Agreement Venu – McKinney, TX A-9

EXHIBIT B

LEGAL DESCRIPTION AND
STREET ADDRESS OF THE LAND

Street Address: 2000 Gateway Boulevard, McKinney, Texas 75069

Legal Description:

ALL that part of Lot 1, Block A, Sunset Amphitheater, an addition to the City of McKinney according to the plat recorded in Instrument Number 2026010000363, Official Public Records, Collin County, Texas (O.P.R.T.C.T.) situated in the William Hemphill Survey, Abstract No. 449, City of McKinney, Collin County, Texas, lying below an elevation of 640.00 feet (NAVD88).

STORE / Venu Holding Corporation Ground Lease Agreement Venu – McKinney, TX B-1

EXHIBIT C

INTENTIONALLY DELETED

STORE / Venu Holding Corporation Ground Lease Agreement Venu – McKinney, TX C-1

EXHIBIT D

STATE-SPECIFIC PROVISIONS

Lessor and Lessee agree as follows:

1. Lessor and Lessee are knowledgeable and experienced in commercial transactions and agree that the provisions of this Lease for determining charges, amounts and additional rent payable by Lessee are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. ACCORDINGLY, LESSEE VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS OF LESSEE UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE.

2. Lessor and Lessee acknowledge that, as of the Effective Date, the Property constitutes a separate tax parcel (or Lessor shall take all reasonable steps to cause the Property to be assessed as a separate tax parcel promptly following the Effective Date). Lessee shall have the right, at Lessee’s sole cost and expense, to protest, appeal or otherwise contest the appraised value of the Property and the amount of any Real Estate Taxes assessed against the Property. Lessor shall reasonably cooperate with Lessee in connection with any such protest, appeal or contest, including executing any documents or authorizations reasonably required for Lessee to pursue such protest, appeal or contest in Lessor’s name or on Lessor’s behalf; provided, however, that (a) Lessee shall keep Lessor reasonably informed of the status of any such protest, appeal or contest, (b) Lessee shall not settle or compromise any such protest, appeal or contest in a manner that would adversely affect the assessed value of the Property for any period following the Lease Term without Lessor’s prior written consent, and (c) Lessee shall pay all Real Estate Taxes when due pending the resolution of any protest, appeal or contest, without regard to such protest, appeal or contest. The rights granted to Lessee under this Section 2 with respect to protesting, appealing or contesting the appraised value of the Property and Real Estate Taxes shall not be subject to the conditions set forth in Section 6.01(c) of the Lease, including without limitation the requirement that no Event of Default has occurred and is continuing; provided, however, that Lessee shall remain obligated to pay all Real Estate Taxes when due pending the resolution of any such protest, appeal or contest.

3. To the extent not prohibited by applicable Law, Lessee hereby waives any statutory lien it may have against Lessor or its assets, including without limitation, the Property and any Personalty.

4. Lessee hereby waives, for itself and all persons or entities claiming by, through, and under Lessee, including creditors of all kinds, (a) any right and privilege which Lessee has under any present or future constitution, statute, or rule of law to redeem the Property or to have a continuance of this Lease for the Lease Term after termination of Lessee’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease; (b) the benefits of any present or future constitution, statute or rule of law that exempts property from liability for debt or for distress for rent; (c) any provision of law relating to notice or delay in levy of execution in case of eviction of a Lessee for nonpayment of rent; and (d) any benefits and lien rights which may arise pursuant to Section 91.004 of the Texas Property Code. In any event, Lessor and Lessee hereby acknowledge and agree that no lien or set-off rights of Lessee shall arise or attach under any circumstances until Lessee shall have obtained a final, binding and nonappealable judgment in its favor from a court of competent jurisdiction.

STORE / Venu Holding Corporation Ground Lease Agreement Venu – McKinney, TX D-1

5. THIS LEASE AND ALL THE OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH EMBODY THE FINAL, ENTIRE AGREEMENT OF LESSOR AND LESSEE AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF LESSOR AND LESSEE. THERE ARE NO ORAL AGREEMENTS BETWEEN LESSOR AND LESSEE.

6. All indemnification provisions of this Lease, including, without limitation, Sections 8.02, 8.03(d) and 10.01, shall be modified to include ALL LOSSES, COSTS, CLAIMS, LIABILITIES, DAMAGES AND EXPENSES ARISING OUT OF AN INDEMNIFIED PARTY’S NEGLIGENCE, FAULT OR STRICT LIABILITY. Notwithstanding anything in this Lease to the contrary, no indemnification, defense, reimbursement or hold-harmless obligation shall be imposed upon Lessor except to the extent expressly set forth in this Lease with respect to Losses arising from an Indemnified Party’s gross negligence or willful misconduct.

7. With or without notice, and to the extent not prohibited by applicable Law, Lessor may alter locks or other security devices at the Property to deprive Lessee of access thereto, and Lessor shall not be required to provide a new key or right of access to Lessee.

8. The following paragraph is hereby added to the end of Section 7.02 of the Lease:

Lessor and Lessee acknowledge and agree that their relationship is and shall be solely that of “Lessor-Lessee” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Lessee, any contractor or subcontractor of Lessee or any other Lessee party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Property at any time from the date hereof until the end of the Lease Term, are hereby charged with notice that they look exclusively to Lessee to obtain payment for same.

9. Lessor and Lessee acknowledge that, pursuant to Section 53.254 of the Texas Property Code, Lessor has posted (or will post, promptly following execution of this Lease) notice in the form required by Section 53.254 on the Property, and Lessor has filed (or will file) an affidavit with the County Clerk of Collin County, Texas, evidencing that Lessee is not Lessor’s agent for purposes of contracting for improvements on the Property. Lessee shall cooperate with Lessor in providing any additional notices, affidavits, or filings necessary to protect Lessor’s fee interest from constitutional or statutory mechanics’ and materialmen’s liens arising from work contracted for by Lessee. The Memorandum of Lease to be recorded shall contain a statement that Lessee is not the agent of Lessor and that Lessor is not responsible for the payment of any costs or expenses relating to improvements constructed by or on behalf of Lessee.

STORE / Venu Holding Corporation Ground Lease Agreement Venu – McKinney, TX D-2

EXHIBIT E

PURCHASE OPTION

Lessor and Lessee agree as follows:

1. Option Exercise Date. For the purposes of this Agreement, the “Option Exercise Date” shall be all of the following:

A) The fifth (5th) annual anniversary of the Effective Date (the “Fifth Anniversary Date”);

B) The tenth (10th) annual anniversary of the Effective Date (the “Tenth Anniversary Date”); and

C) The date on which Lessee delivers to Lessor evidence that Lessee has received a written commitment from a C-PACE capital provider to provide C-PACE Financing in an amount not less than $30,000,000 (the “C-PACE Commitment”), which commitment shall be binding, shall remain in effect through the anticipated closing date, and shall be subject only to (i) Lessee’s acquisition of fee title to the Property concurrently with the funding of the C-PACE Financing, (ii) execution and recording at closing of the assessment contract with the applicable local government, and (iii) other customary conditions capable of being satisfied concurrently with such closing; provided, however, that the option described in this clause (C) may only be exercised during the three (3)-year period following the Effective Date, and shall automatically expire and be of no further force or effect thereafter. The C-PACE Commitment shall not be subject to any material funding, underwriting or third-party approval conditions remaining outside Lessee’s control and shall be assignable to Lessor if reasonably required to consummate the closing; provided that the date of the C-PACE closing shall not be earlier than six (6) months after the Effective Date (the “C-PACE Option Date”). Notwithstanding the foregoing, the option arising from the C-PACE Option Date may be exercised only in connection with the simultaneous purchase of the Property and closing and funding of the C-PACE Financing in accordance with this Exhibit E.

2. Option. Lessee shall have the option to give Lessor notice (an “Option Notice”) of Lessee’s election to purchase the Property for a price equal to the Base Monthly Rental in effect as of the Option Exercise Date projected for the next twelve (12) months including Rental Adjustments divided by 7.5%. The Option Notice must be delivered to Lessor (i) with respect to either the Fifth Anniversary Date or the Tenth Anniversary Date, at least forty-five (45) days prior to the applicable Option Exercise Date, but in no event shall it be delivered any earlier than ninety (90) days prior to the applicable Option Exercise Date, and (ii) with respect to the C-PACE Option Date, Lessee shall informally provide Lessor with notice of Lessee’s intent to pursue C-PACE Financing promptly following Lessee’s submission of a C-PACE application or commencement of material negotiations with a C-PACE capital provider, and the Option Notice (together with a copy of the C-PACE Commitment) shall be delivered promptly following Lessee’s receipt of the C-PACE Commitment. Lessor and Lessee shall use best efforts to cause the closing for such purchase to occur within forty-five (45) days following Lessor’s receipt of the Option Notice; provided, however, that (a) Lessee may extend such period by up to thirty (30) additional days upon written notice to Lessor delivered prior to the expiration of the initial forty-five (45) day period, and (b) with respect to a closing in connection with C-PACE Financing, the closing shall occur on the date required to satisfy the funding conditions of the C-PACE Commitment, which date shall be no later than ninety (90) days following Lessor’s receipt of the Option Notice. If the closing of the C-PACE Financing has not occurred by such date despite Lessee’s diligent and good-faith efforts, Lessee may extend the closing date for successive periods of thirty (30) days upon written notice to Lessor delivered before expiration of the then-current closing period, provided that (i) no Event of Default exists; (ii) Lessee continues to pay all Rental and perform all obligations under this Lease; (iii) the C-PACE Commitment remains binding and in effect; (iv) Lessee is diligently pursuing satisfaction of all remaining closing conditions; and (v) Lessee delivers reasonable evidence thereof to Lessor with each extension notice. If any of the foregoing conditions ceases to be satisfied, the option arising from the C-PACE Option Date shall automatically lapse.

STORE / Venu Holding Corporation Ground Lease Agreement Venu – McKinney, TX E-1

3. Closing. Upon exercise of this option, Lessor and Lessee shall open a new escrow account with a recognized title insurance company selected by Lessor. Such escrow shall be subject to the standard escrow instructions of the escrow agent, to the extent they are not inconsistent herewith. At or before the close of escrow, Lessor shall deliver to the escrow agent its special or limited warranty deed conveying to Lessee all of Lessor’s right, title and interest in the Property free and clear of all liens and encumbrances except liens for taxes and assessments and easements, covenants and restrictions of record which were attached to the Property as of the Effective Date, attached during the Lease Term through Lessee’s action or inaction, as the case may be, have been granted by Lessor in lieu of a taking by the power of eminent domain or the like, or have been approved by Lessee. In the event Lessor is unable to convey title as required, Lessee shall have the right to accept such title as Lessor can convey or elect not to consummate its exercise of the option. Both Lessor and Lessee agree to execute a purchase agreement, escrow instructions and such other instruments as may be necessary or appropriate to consummate the sale of the Property in the manner and containing the terms herein provided. All costs incurred in connection with Lessee’s exercise of the option, including, but not limited to, escrow fees, title insurance fees, recording costs or fees, reasonable attorneys’ fees (including those of the Lessor), appraisal fees, stamp taxes and transfer fees shall be borne by Lessee. Lessee shall continue to pay and perform all of its obligations under this Lease until the close of escrow. Any closing in connection with the C-PACE Option Date shall occur simultaneously with the closing and funding of the C-PACE Financing and shall remain subject to Lessor’s receipt of evidence reasonably satisfactory to Lessor that the transaction complies with Lessor’s title, Lender, REIT and documentation requirements. The purchase price paid by Lessee in exercising this option shall be paid to Lessor or to such person or entity as Lessor may direct at closing in immediately available funds. The closing date may be extended for a reasonable period of time to permit Lessor to cure title defects or to permit either party to cure any other defects or defaults provided each party is diligently seeking to cure such defect or default and Lessee continues to perform its obligations hereunder. In the case of any mortgage or other monetary lien arising by, through or under Lessor (but not arising by, through or under Lessee), the escrow agent shall first apply the purchase price to the payment of such mortgage or monetary lien, and the balance shall be paid over to Lessor at closing.

4. Effect of Purchase Option Closing. Notwithstanding anything in this Lease to the contrary, upon the closing of the purchase contemplated by this Exhibit E: (a) Lessee’s obligation to convey the Vertical Improvements to Lessor under Section 3.07 shall not apply, and the provisions of Sections 3.03 and 3.08 shall not apply; (b) Lessee shall retain all of its right, title, and interest in and to the Vertical Improvements and Personalty, which interests shall merge with the fee title to the Property conveyed to Lessee; and (c) this Lease shall terminate solely by reason of the merger of the leasehold and fee estates upon such closing, and such termination shall not be deemed an “expiration” or “termination” of this Lease for purposes of any conveyance, surrender, vesting, or similar provision.

5. Termination of Option. Notwithstanding anything to the contrary, Lessee’s rights under this Exhibit E shall terminate and be null and void and of no further force and effect if (i) this Lease terminates or the Lease Term expires; or (ii) an Event of Default shall have occurred and be continuing. In any such event, Lessee shall execute a quitclaim deed and/or such other documents as Lessor shall reasonably request evidencing the termination of Lessee’s right under this Exhibit E.

6. No Assignment of Option. Lessee may not sell, assign, transfer, hypothecate or otherwise dispose of the option granted herein or any interest therein, except in conjunction with a permitted assignment of Lessee’s entire interest herein and then only to the assignee thereof. Any attempted assignment of this option which is contrary to the terms of this Exhibit E shall be deemed to be an Event of Default under this Lease and the option granted herein shall be void.

7. No Prohibited Transaction. Notwithstanding the foregoing, the purchase option described in this Exhibit E shall be null and void in the event that Lessor determines, in its sole and absolute discretion, that the sale of the Property would cause Lessor to recognize income or gain from a “prohibited transaction” as defined under Section 857(b)(6) of the Internal Revenue Code of 1986, as amended.

STORE / Venu Holding Corporation Ground Lease Agreement Venu – McKinney, TX E-2

EXHIBIT F

BUDGET

STORE / Venu Holding Corporation Ground Lease Agreement Venu – McKinney, TX F-1

SCHEDULE 9.03

SUPPLEMENTAL FINANCIAL INFORMATION

9.03-1